Exhibit 10.1

Execution Version

Monroe Capital Income Plus Corporation

$156,000,000 7.47% Series C Senior Notes, due July 24, 2029

$48,000,000 7.47% Series D Senior Notes, due September 18, 2029

Note Purchase Agreement

Dated July 24, 2024

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Schedule A	—	Defined Terms

Schedule 1-A	—	Form of 7.47% Series C Senior Notes, due July 24, 2029

Schedule 1-B	—	Form of 7.47% Series D Senior Notes, due September 18, 2029

Schedule 5.3	—	Disclosure Materials

Schedule 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

Schedule 5.5	—	Financial Statements

Schedule 5.15	—	Existing Indebtedness

Schedule 10.1	—	Transactions with Affiliates

Schedule 10.5	—	Liens

Purchaser Schedule	—	Information Relating to Purchasers

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MONROE CAPITAL INCOME PLUS CORPORATION

311 South Wacker Drive, Suite 6400

Chicago, Illinois 60606

7.47% Series C Senior Notes, due July 24, 2029

7.47% Series D Senior Notes, due September 18, 2029

July 24, 2024

To Each of the Purchasers Listed in

the Purchaser Schedule Hereto:

Ladies and Gentlemen:

Monroe Capital Income Plus Corporation, a Maryland corporation (together with its successors and assigns, the “Company”), agrees with each of the Purchasers as follows:

Section 1.                 Authorization of Notes.

Section 1.1.         Authorization of Notes. The Company will authorize the issue and sale of (a) $156,000,000 aggregate principal amount of its 7.47% Series C Senior Notes, due July 24, 2029 (as amended, restated or otherwise modified from time to time pursuant to Section 17 and including any such notes issued in substitution therefor pursuant to Section 13, the “Series C Notes”); and (b) $48,000,000 aggregate principal amount of its 7.47% Series D Senior Notes, due September 18, 2029 (as amended, restated or otherwise modified from time to time pursuant to Section 17 and including any such notes issued in substitution therefor pursuant to Section 13, the “Series D Notes” and together with the Series C Notes, collectively, the “Notes”). The Series C Notes and Series D Notes, shall be substantially in the forms set out in Schedule 1-A and Schedule 1-B, respectively. Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 22.4 shall govern.

Section 1.2.         Changes in Interest Rate. (a) If at any time a Below Investment Grade Event occurs, then:

(i)              as of the date of the occurrence of a Below Investment Grade Event to and until the date on which such Below Investment Grade Event is no longer continuing (as evidenced by the receipt and delivery to the holders of the Notes of any Rating necessary to cure such Below Investment Grade Event), the directly affected Notes shall bear interest at the Below Investment Grade Adjusted Interest Rate; and

(ii)             the Company shall promptly, and in any event within twenty (20) Business Days after a Below Investment Grade Event has occurred, notify the holders of the Notes in writing, sent in the manner provided in Section 18, that a Below Investment Grade Event has occurred and confirming the effective date of the Below Investment Grade Event and that the Below Investment Grade Adjusted Interest Rate will accrue from the date on which such Below Investment Grade Event shall have occurred and will be payable on each subsequent interest payment date until such Below Investment Grade Event is no longer continuing, in consequence thereof.

Monroe Capital Income Plus Corporation	Note Purchase Agreement

(b)        The reasonable, documented fees and expenses of any Rating Agency and all other costs incurred in connection with obtaining, affirming or appealing a Rating pursuant to this Section 1.2 shall be borne solely by the Company.

(c)        If at any time a Secured Debt Ratio Event occurs, then:

(i)              as of the earlier of (x) the date of the occurrence of a Secured Debt Ratio Event and (y) the last day of the applicable fiscal quarter or fiscal year for which financial statements delivered pursuant to Section 7.1 or Section 7.2 evidence the occurrence of a Secured Debt Ratio Event, to and until the date on which such Secured Debt Ratio Event is no longer continuing (as evidenced by the receipt and delivery to the holders of the Notes of a certificate from a Senior Financial Officer of the Company certifying that such Secured Debt Ratio Event has been cured), the Notes shall bear interest at the Secured Debt Ratio Adjusted Interest Rate; and

(ii)              to the extent the Company has knowledge thereof, the Company shall promptly, and in any event within ten (10) Business Days after the Company has knowledge that a Secured Debt Ratio Event has occurred, notify the holders of the Notes in writing, sent in the manner provided in Section 18, that a Secured Debt Ratio Event has occurred and confirming the effective date of the Secured Debt Ratio Event and that the Secured Debt Ratio Adjusted Interest Rate will accrue from such effective date and will be payable on each subsequent interest payment date until such Secured Debt Ratio Event is no longer continuing, in consequence thereof.

(d)        Notwithstanding anything to the contrary, if a Below Investment Grade Event and a Secured Debt Ratio Event are both continuing at the same time, then as of the date on which both such events first simultaneously existed and are continuing until the earliest date on which either or both events is no longer continuing, the Notes shall bear interest at an interest rate per annum which is 2.00% above the stated rate of the Notes (or the Default Rate based on the stated interest rate for the Note, as the case may be); provided that after such date if either the Below Investment Grade Event or the Secured Debt Ratio Event (but not both) shall continue, then the Notes shall bear interest at the Below Investment Grade Adjusted Interest Rate or the Secured Debt Ratio Adjusted Interest Rate, as applicable.

(e)        As used herein, “Below Investment Grade Adjusted Interest Rate” means the interest rate per annum which is 1.00% above the stated rate of the Notes (or the Default Rate based on the stated interest rate for the Note, as the case may be). For the avoidance of doubt, the Below Investment Grade Adjusted Interest Rate shall not apply unless and until a Below Investment Grade Event has occurred.

Monroe Capital Income Plus Corporation	Note Purchase Agreement

(f)         As used herein, “Secured Debt Ratio Adjusted Interest Rate” means the interest rate per annum which is 1.50% above the stated rate of the Notes (or the Default Rate based on the stated interest rate for the Note, as the case may be). For the avoidance of doubt, the Secured Debt Ratio Adjusted Interest Rate shall not apply unless and until a Secured Debt Ratio Event has occurred.

(g)        As used herein, a “Below Investment Grade Event” shall occur if:

(i)              at any time the Company has obtained a Rating of a Series of Notes from only one Rating Agency, the then most recent Rating received from such Rating Agency that is in full force and effect (not having been withdrawn) is below Investment Grade;

(ii)             at any time the Company has obtained a Rating of a Series of Notes from two Rating Agencies, the then lower of the most recent Ratings received from the Rating Agencies that are in full force and effect (not having been withdrawn) is below Investment Grade; or

(iii)            at any time the Company has obtained a Rating of a Series of Notes from three or more Rating Agencies, the then second lowest of the most recent Ratings received from the Rating Agencies that is in full force and effect (not having been withdrawn) is below Investment Grade (provided, for the avoidance of doubt, if two or more of the most recent Ratings are equal or equivalent to the lowest such Rating, then one of such equal or equivalent Ratings will be deemed to be the second lowest Rating for purposes of such determination).

For the avoidance of doubt, the Below Investment Grade Event shall end immediately upon the delivery by the Company of one or more Ratings such that the foregoing conditions are no longer triggered. Upon the end of the Below Investment Grade Event with respect to a Series of Notes, the applicable interest rate shall automatically return to the stated interest rate for such Series of Notes (or the Default Rate based on the stated interest rate for such Series of Notes, as the case may be).

(h)        As used herein, a “Secured Debt Ratio Event” shall occur if at any time within the period specified in the chart below the Company’s Secured Debt Ratio exceeds the percentage set forth opposite such period below:

Period	Secured Debt Percentage
From the Effective Date to but not including January 24, 2026	55%
At any time on or after January 24, 2026	50%

For the avoidance of doubt, the Secured Debt Ratio Event shall end immediately upon the Secured Debt Ratio (as evidenced by the receipt and delivery to the holders of the Notes of a certificate from a Senior Financial Officer of the Company certifying that such Secured Debt Ratio Event has been cured), within the period specified in the chart above, being less than or equal to the percentage set forth opposite such period above (provided that the Secured Debt Ratio is in fact less than or equal to the applicable percentage). Upon the end of the Secured Debt Ratio Event, the applicable interest rate shall automatically return to the stated interest rate for the Notes or, if applicable, the Below Investment Grade Adjusted Interest Rate (or the Default Rate based on the applicable interest rate for the Notes, as the case may be).

Monroe Capital Income Plus Corporation	Note Purchase Agreement

(i)         Following the occurrence and during the continuance of an Event of Default with respect to a Series of Notes, such Series of Notes shall bear interest at the Default Rate.

Section 2.                 Sale and Purchase of Notes.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each applicable Purchaser and each applicable Purchaser will purchase from the Company, at each Closing provided for in Section 3, Series C Notes or Series D Notes, as applicable, in the principal amount specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

Section 3.                 Closing.

The sale and purchase of the Notes to be purchased by each applicable Purchaser shall occur at the offices of Chapman and Cutler LLP, 320 South Canal Street, Chicago, IL 60606, at 9:00 am Chicago time, at two (2) separate closings (each a “Closing”). The Closing for the sale and purchase of the Series C Notes in an aggregate principal amount of $156,000,000 shall occur on July 24, 2024 or on such other Business Day thereafter as may be agreed upon by the Company and the applicable Purchasers (the “First Closing”). The Closing for the sale and purchase of the Series D Notes in an aggregate principal amount of $48,000,000 shall occur on September 18, 2024 or on such other Business Day thereafter as may be agreed upon by the Company and the applicable Purchasers (the “Second Closing”). At each Closing, the Company will deliver to each applicable Purchaser the Series C Notes or Series D Notes, as applicable, to be purchased by such Purchaser in the form of a single Series C Note or Series D Note, as applicable, for such Notes to be purchased by such Purchaser (or such greater number of Series C Notes or Series D Notes, as applicable, in denominations of at least $100,000 as such Purchaser may request) dated the date of such Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company pursuant to the applicable funding instructions in Section 4.10 in connection with such Closing. If at any Closing the Company shall fail to tender such Series C Notes or Series D Notes, as applicable, to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such Series C Notes or Series D Notes, as applicable, or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.

Monroe Capital Income Plus Corporation	Note Purchase Agreement

Section 4.                 Conditions to Closing.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at a Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at such Closing, of the following conditions:

Section 4.1.         Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at such Closing.

Section 4.2.         Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at such Closing. Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) at such Closing, no Change in Control, Default or Event of Default shall have occurred and be continuing.

Section 4.3.         Compliance Certificates.

(a)        Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of such Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b)        Secretary’s Certificate. The Company and each Subsidiary Guarantor shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of such Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes to be sold at such Closing and this Agreement (in the case of the Company) and the Subsidiary Guaranty (in the case of such Subsidiary Guarantor) and (ii) its respective organizational documents as then in effect.

Section 4.4.         Opinions of Counsel. Such Purchaser shall have received customary opinions in form and substance reasonably satisfactory to such Purchaser, dated the date of such Closing (a) from Dechert LLP, special counsel for the Company, covering matters with respect to the Company and the Subsidiary Guarantors incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, covering matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5.         Purchase Permitted By Applicable Law, Etc. On the date of the applicable Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Monroe Capital Income Plus Corporation	Note Purchase Agreement

Section 4.6.         Sale of Other Notes. Contemporaneously with the applicable Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at such Closing as specified in the Purchaser Schedule.

Section 4.7.         Payment of Special Counsel Fees. Without limiting Section 15.1, the Company shall have paid on or before the applicable Closing the reasonable and documented out-of-pocket fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least two (2) Business Days prior to such Closing.

Section 4.8.         Private Placement Number. A Private Placement Number issued by the PPN CUSIP Unit of CUSIP Global Services (in cooperation with the SVO) shall have been obtained for each Series of the Notes.

Section 4.9.         Changes in Legal Structure. The Company shall not have changed its jurisdiction of incorporation, or been a party to any merger or consolidation (in each case, other than as permitted under Section 10.2) or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10.       Funding Instructions. At least five (5) Business Days prior to the date of the applicable Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number and (c) the account name and number into which the purchase price for the Notes to be sold at such Closing is to be deposited which account shall be fully opened and able to receive micro deposits in accordance with this Section at least five (5) Business Days prior to the date of the Closing.  Each Purchaser has the right, but not the obligation, upon written notice (which may be by email) to the Company, to elect to deliver a micro deposit (less than $50.00) to the account identified in the written instructions no later than two (2) Business Days prior to the applicable Closing.  If a Purchaser delivers a micro deposit, a Responsible Officer must verbally verify the receipt and amount of the micro deposit to such Purchaser on a telephone call initiated by such Purchaser prior to the applicable Closing.  The Company shall not be obligated to return the amount of the micro deposit, nor will the amount of the micro deposit be netted against the Purchaser’s purchase price of the Notes.

Section 4.11.       Rating. The Notes to be sold at such Closing shall have received a Rating of “BBB-” (or its equivalent) or better by a Rating Agency. In the event that the initial Rating for the Notes to be sold at such Closing is not a public rating, the Company shall have delivered or caused to be delivered prior to any funding in connection with a Closing, to each Purchaser, (a) a Private Rating Letter issued by such Rating Agency setting forth the initial Rating for the Notes to be sold at such Closing and (b) the related Private Rating Rationale Report with respect to such Rating.

Monroe Capital Income Plus Corporation	Note Purchase Agreement

Section 4.12.       Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 4.13.       Subsidiary Guaranty. Each Subsidiary required to become a Subsidiary Guarantor under Section 9.7 shall have duly executed and delivered a Subsidiary Guaranty, in form and substance reasonably satisfactory to such Purchaser, in accordance with the terms and requirements of such Section, and each such Subsidiary Guaranty shall be in full force and effect.

Section 4.14.       Bank Credit Agreement. Each Purchaser shall have received an executed copy of the Bank Credit Agreement.

Section 4.15.       Second Closing. In the case of the Second Closing, the transactions contemplated herein with respect to the First Closing shall have been consummated in accordance with the terms and provisions hereof, except to the extent of any failure of such transactions so to have been consummated that was caused by any failure of any Purchaser to perform its obligations hereunder.

Section 5.                 Representations and Warranties of the Company.

The Company represents and warrants to each Purchaser (such representations and warranties given to each Purchaser shall extend to and for the benefit of the Placement Agents) as of the date of the applicable Closing (or, if any such representations and warranties expressly relate to an earlier date (other than the date of an earlier Closing), then as of such earlier date) that:

Section 5.1.         Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact (except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), to execute and deliver this Agreement and the Notes to be sold at such Closing and to perform the provisions hereof and thereof.

Section 5.2.         Authorization, Etc. This Agreement and the Notes to be sold at such Closing have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon due execution and delivery thereof each Note to be sold at such Closing will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Monroe Capital Income Plus Corporation	Note Purchase Agreement

Section 5.3.         Disclosure. (a)  The Company, through the Placement Agents, has delivered to each Purchaser a copy of an Investor Presentation, dated June 6, 2024 (the “Presentation”), relating to the transactions contemplated hereby in connection with the Notes. This Agreement, the Presentation, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company (other than financial projections, pro forma financial information and other forward-looking information referenced in Section 5.3(b), information relating to third parties and information of a general economic or general or specific industry nature) prior to June 20, 2024 in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement, the Presentation, and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, did not as of June 20, 2024, and, after taking into account all updates thereto and the same having been delivered to the Purchasers, do not, as of the Effective Date, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2023, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

(b)        All financial projections, pro forma financial information and other forward-looking information which has been delivered to each Purchaser by or on behalf of the Company in connection with the transactions contemplated by this Agreement are based upon good faith assumptions and, in the case of financial projections and pro forma financial information of the Company, good faith estimates, in each case, believed to be reasonable at the time of the preparation thereof, it being recognized that (i) such financial information as it relates to future events is subject to significant and inherent uncertainties and contingencies (many of which are beyond the control of the Company) and that no assurance can be given that such financial information will be realized, and are therefore not to be viewed as fact, and (ii) actual results during the period or periods covered by such financial information may materially differ from the results set forth therein.

Section 5.4.         Organization and Ownership of Shares of Subsidiaries; Affiliates. (a) Schedule 5.4 contains (except as noted therein) complete and correct lists as of the date of the applicable Closing of (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary and whether such Subsidiary is a Subsidiary Guarantor, and (ii) the Company’s directors and senior officers.

(b)        All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, and, to the extent applicable, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.

Monroe Capital Income Plus Corporation	Note Purchase Agreement

(c)        Each Subsidiary is a limited liability company or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization or incorporation, as applicable, and is duly qualified as a foreign limited liability company or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, except in those jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the limited liability company or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)        No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5.         Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the financial statements of the Company and its consolidated subsidiaries. All of such financial statements (including in each case the related schedules and notes, but excluding all financial projections, pro forma financial information and other forward-looking information) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates specified therein and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to year-end adjustments and lack of footnotes).

Section 5.6.         Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes to be sold at such Closing will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any (A) indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or (B) the articles of incorporation, limited liability company agreement or by-laws of the Company or any Subsidiary, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary, in each case, except where any of the foregoing (other than clause (i)(B) above), individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any contract or other arrangement, the performance of which by the Company or such Subsidiary could reasonably be expected to result in a Material Adverse Effect.

Monroe Capital Income Plus Corporation	Note Purchase Agreement

Section 5.7.         Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes to be sold at such Closing, other than (i) any filing required under the Exchange Act or the rules or regulations promulgated thereunder on Form 8-K, Form 10-Q or Form 10-K which filings have been made or will be made, or (ii) such as have been obtained or made and are or will be in full force and effect.

Section 5.8.         Litigation; Observance of Agreements, Statutes and Orders. There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened in writing against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)        Neither the Company nor any Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9.         Taxes. The Company and its Subsidiaries have filed all federal and state income and other material tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings, and for which the Company or such Subsidiary, as the case may be, has established adequate reserves therefor.

Section 5.10.       Title to Property. The Company and its Subsidiaries have good and sufficient title to their respective properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business or otherwise as permitted by this Agreement), in each case free and clear of Liens prohibited by this Agreement, except for minor defects in title that do not interfere with its ability to conduct its business, taken as a whole, as currently conducted or to utilize such properties for their intended purposes.

Section 5.11.       Licenses, Permits, Etc. (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others, except for any such conflicts that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Monroe Capital Income Plus Corporation	Note Purchase Agreement

(b)        To the knowledge of the Company, no product or service of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c)        To the knowledge of the Company, there is no Material violation by any Person of any right of the Company or any Subsidiary with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any other Subsidiary.

Section 5.12.       Compliance with Employee Benefit Plans. (a)  The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Except as has not resulted in or would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3(3) of ERISA), and (ii) no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Pension Plan under section 412 of the Code.

(b)        The present value of the aggregate benefit liabilities under each of the Pension Plans, determined as of the end of such Pension Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Pension Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Pension Plan allocable to such benefit liabilities by an amount that has resulted in or could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The term “benefit liabilities” has the meaning specified in section 4001(a)(16) of ERISA and the terms “current value” and “present value” have the meaning specified in section 3(26) and section 3(27), respectively, of ERISA.

(c)        The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate have resulted in or would reasonably be expected to result in a Material Adverse Effect.

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(d)        The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not reasonably likely to result in a Material Adverse Effect.

(e)        The execution and delivery of this Agreement and the issuance and sale of the Notes to be sold at such Closing hereunder do not involve any transaction that is subject to the prohibitions of section 406(a) of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2.

(f)         The Company does not constitute “plan assets” (within the meaning of Section 3(42) of ERISA) subject to Title I of ERISA or Section 4975 of the Code.

(g)        The Company and its Subsidiaries do not have any Non-U.S. Plans the acts or omissions of or facts related to which have resulted or could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.13.       Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any substantially similar debt Securities for sale to, or solicited any offer to buy the Notes or any substantially similar debt Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than eighty-five (85) other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.14.       Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes hereunder for the general corporate purposes of the Company and its subsidiaries, including to make investments, repay existing debt and make distributions not prohibited by this Agreement. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 25% of the value of the consolidated assets of the Company and its subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15.       Existing Indebtedness; Future Liens. (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list as of July 24, 2024 of all outstanding Material Indebtedness of the Company and its Subsidiaries (provided that the aggregate amount of all Indebtedness not listed on Schedule 5.15 does not exceed $15,000,000). As of July 24, 2024, neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Material Indebtedness of the Company or such Subsidiary and, to the knowledge of the Company, no event or condition exists with respect to any Material Indebtedness of the Company or such Subsidiary that have caused one or more Persons to cause such Material Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

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(b)        Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Material Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Material Indebtedness.

(c)        Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Material Indebtedness of the Company or any Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Material Indebtedness of the Company, except as disclosed in Schedule 5.15.

Section 5.16.       Foreign Assets Control Regulations, Etc.. (a) Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United States, the United Nations, Canada or the European Union.

(b)        Neither the Company nor any Controlled Entity (i) has, during the past five (5) years, violated, been found in violation of, or been charged or convicted under, any applicable Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c)        No part of the proceeds from the sale of the Notes to be sold at such Closing hereunder:

(i)              constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any Economic Sanctions Laws or (C) otherwise in violation of any Economic Sanctions Laws;

(ii)             will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

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(iii)            will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d)        The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 5.17.       Environmental Matters. (a) Neither the Company nor any Subsidiary has received any written claim and no proceeding has been instituted asserting any claim against the Company or any of its Subsidiaries or with respect to any real property now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(b)        Neither the Company nor any Subsidiary has knowledge of any facts which would reasonably be expected to give rise to any claim, public or private, of violation of or liability under Environmental Laws by the Company or any Subsidiary, except, in each case, such as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)        Neither the Company nor any Subsidiary has handled, stored, or disposed of any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which has violated any Environmental Law that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)        Neither the Company nor any Subsidiary has had a release of any Hazardous Materials in a manner which would reasonably be expected to give rise to liability under any Environmental Law that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.18.       Investment Company Act. (a) The Company has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and to be treated as a RIC for U.S. federal income tax purposes.

(b)        The business and other activities of the Company and its Subsidiaries, including the issuance of the Notes to be sold at such Closing hereunder, the application of the proceeds and repayment thereof by the Company and the consummation of the transactions contemplated by this Agreement do not result in a violation or breach of the applicable provisions of the Investment Company Act or any rules, regulations or orders issued by the SEC thereunder, in each case that are applicable to the Company and its Subsidiaries, except where such breaches or violations would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

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(c)        The Company is in compliance with the Investment Policies in all material respects.

Section 5.19.       Priority of Obligations. The payment obligations of the Company under this Agreement and the Notes to be sold at such Closing, and the payment obligations of any Subsidiary Guarantor under its Subsidiary Guaranty, rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Company or such Subsidiary Guarantor, as applicable.

Section 6.                 Representations of the Purchasers.

Section 6.1.         Purchase for Investment.         (a)         Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

(b)        Without limiting the foregoing, each Purchaser and each subsequent holder of any Note severally agrees that, in the event the Notes or any part or portion thereof are held by a Person (i) which directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with the Company or (ii) whose investments or investment related decisions are managed by the Company or any of its Controlled or Controlling Affiliates, such Person shall have no rights whatsoever to exercise any voting rights in respect of any such Note or Notes so acquired, nor have any rights to participate, directly or indirectly, in any meetings or other written, telegraphic, telecommunication, internet or other communications between and among holders of the Notes regarding enforcement or other rights of such holders, except with relation to any amendment, waiver or consent pursuant to Section 17.1(a)(1), (2) or (3), and, solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes or in the Subsidiary Guaranty, or have directed the taking of any action provided herein or in the Notes or in the Subsidiary Guaranty to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes of any Series then outstanding, such Note or Notes so acquired shall be deemed not to be outstanding except with respect to any amendment, waiver or consent pursuant to Section 17.1(a)(1), (2) or (3).

Section 6.2.         Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)              the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

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(b)              the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account;

(c)              the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund;

(d)              the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d);

(e)              the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e);

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(f)              the Source is a governmental plan;

(g)             the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been heretofore identified to the Company in writing pursuant to this clause (g); or

(h)             the Source does not include assets of any employee benefit plan, other than a plan that is not subject to ERISA or section 4975 of the Code.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 6.3.         Investment Experience; Access to Information. Each Purchaser severally represents that it (a) is an institutional “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, an “Institutional Account” as defined in FINRA Rule 4512(c) and a Qualified Institutional Buyer, (b) either alone or together with its representatives has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of this investment and make an informed decision to so invest, and has so evaluated the risks and merits of such investment, (c) has the ability to bear the economic risks of this investment and can afford a complete loss of such investment, (d) understands the terms of and risks associated with the purchase of the Notes, including, without limitation, a lack of liquidity, pricing availability and risks associated with the industry in which the Company operates, (e) has had the opportunity to review (i) the Disclosure Documents, (ii) the Annual Report on Form 10-K for the Company for the fiscal year ended December 31, 2023, (iii) the Quarterly Reports on Form 10-Q for the Company for the quarter ended March 31, 2024, and (iv) such other disclosure regarding the Company, its business and its financial condition as such Purchaser has determined to be necessary in connection with the purchase of the Notes, and (f) has had an opportunity to ask such questions and make such inquiries concerning the Company, its business, its management and its financial affairs and condition, in each case, as such Purchaser has deemed appropriate in connection with such purchase and to receive satisfactory answers to such questions and inquiries.

Section 6.4.         Authorization. Each Purchaser, or Assignee following an assignment in accordance with Section 13.2, as applicable, severally represents that (a) it has full power and authority to enter into this Agreement and (b) this Agreement, when executed and delivered by such Purchaser or assigned to an Assignee in accordance with Section 13.2, will constitute valid and legally binding obligations of such Purchaser or Assignee, as applicable, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Monroe Capital Income Plus Corporation	Note Purchase Agreement

Section 6.5.         Restricted Securities. Each Purchaser understands that the Notes have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of each Purchaser’s representations as expressed herein. Each Purchaser understands that the Notes are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, each Purchaser must hold the Notes indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Each Purchaser acknowledges that the Company has no obligation to register or qualify the Notes for resale. Each Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Notes, and on requirements relating to the Company which are outside of such Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

Section 6.6.         No Public Market. Each Purchaser understands that no public market now exists for the Notes, and that the Company has made no assurances that a public market will ever exist for the Notes.

Section 6.7.         Legends. Each Purchaser understands that the Notes may be notated with one or both of the following legends:

(a)             “THE NOTE REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO UNLESS AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 IS AVAILABLE.”

(b)             Any legend required by the securities laws of any state to the extent such laws are applicable to the Notes represented by the certificate, instrument or book entry so legended.

Section 6.8.         Reliance. Each Purchaser severally represents and warrants that such Purchaser is not relying upon, and has not relied upon, any statement, representation or warranty made by the Placement Agents, any of their Affiliates or any of their Control persons, officers, directors or employees, in making its investment or decision to invest in the Company.

Section 6.9.         Acknowledgment. Each Purchaser acknowledges (for itself and for each account for which such purchaser is acquiring Notes hereunder) that such Purchaser has carefully reviewed the Disclosure Documents and has been furnished with all other materials that it considers relevant to an investment in the Notes, has had a full opportunity to ask questions of and receive answers from the Company or any Person or Persons acting on behalf of the Company concerning the terms and conditions of an investment in the Notes, has independently made its own analysis and decision to invest in the Notes, and no statement or printed material which is contrary to the Disclosure Documents has been made or given to such Purchaser by or on behalf of the Company.

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Section 7.                 Information as to Company.

Section 7.1.         Financial and Business Information. The Company shall deliver to each Purchaser and each holder of a Note that, in each case, is an Institutional Investor:

(a)             Quarterly Statements — within forty-five (45) days (or such shorter period as is the earlier of (x) fifteen (15) days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), copies of:

(i)              a consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of such quarter, and

(ii)             consolidated statements of assets and liabilities, operations, changes in net assets and cash flows of the Company and its consolidated subsidiaries, for such quarter and (in the case of the consolidated statements of operations, changes in net assets, and cash flows for the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding periods in the previous fiscal year (to the extent applicable), all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally (other than absence of footnotes, year-end adjustments and as otherwise described therein), and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the Company and its consolidated subsidiaries being reported on and their results of operations and cash flows, subject to the absence of footnotes, changes resulting from year-end adjustments and as otherwise described therein;

(b)             Annual Statements — within ninety (90) days (or such shorter period as is the earlier of (x) fifteen (15) days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the Company, copies of:

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(i)              a consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of such year, and

(ii)             consolidated statements of assets and liabilities, operations, changes in net assets and cash flows of the Company and its consolidated subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year (to the extent applicable), all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” qualification or exception as to the Company (other than as a result of the impending maturity or any prospective default under any credit document of the Company, including this Agreement and any Series of Notes) and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

(c)              SEC and Other Reports — promptly upon their becoming publicly available, one copy of (i) each financial statement, report, notice, proxy statement or similar document sent by the Company or any other Obligor to its public Securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any other Obligor with the SEC and of all press releases and other statements made available generally by the Company or any other Obligor to the public concerning developments that are Material;

(d)              Notice of Event of Default — promptly, and in any event within five (5) Business Days, after a Responsible Officer becoming aware of a violation of this Agreement (including the occurrence of any event described in Section 11) that has resulted in any Event of Default or that any Person (other than a Purchaser or a holder of a Note (except with respect to any claimed default of the type referred to in Section 11(a) or 11(b) provided by any single holder of a Note)) has given any notice or taken any action with respect to a claimed default hereunder or that any Person (other than a Purchaser or a holder of a Note) has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

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(e)              Employee Benefits Matters — promptly, and in any event within five (5) days, after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)              with respect to any Pension Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof, which in the case of any Pension Plan sponsored or maintained by an ERISA Affiliate would reasonably be expected to have a Material Adverse Effect;

(ii)             the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan which in the case of any Pension Plan sponsored or maintained by an ERISA Affiliate would reasonably be expected to have a Material Adverse Effect, or the receipt by the Company or any ERISA Affiliate (to the extent would reasonably be expected to result in a Material Adverse Effect) of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(iii)            any event, transaction or condition that would reasonably be expected to result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3(3) of ERISA), or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; or

(iv)            receipt of notice of the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans that would reasonably be expected to have a Material Adverse Effect;

(f)              Notices from Governmental Authority — promptly, and in any event within thirty (30) days after receipt thereof, copies of any notice to the Company or any of its Subsidiaries (other than Immaterial Subsidiaries) from any Governmental Authority relating to any order, ruling, statute or other law or regulation that if adversely determined, would reasonably be expected to have a Material Adverse Effect and to the extent such notice is required to be disclosed in connection with any regulation or disclosure obligations under the Securities Act;

(g)             Resignation or Replacement of Auditors — within ten (10) days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such further information as the Required Holders may request; and

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(h)             Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by a holder of the Notes, in each case to the extent reasonably available to the Company.

Section 7.2.         Officer’s Certificate. Each set of financial statements delivered to a Purchaser or holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer:

(a)             Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Company was in compliance with the requirements of Section 10.7 and any Incorporated Covenant during the quarterly or annual period covered by the financial statements then being furnished (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section or such Incorporated Covenant, as applicable, and the calculation of the amount, ratio or percentage then in existence. In the event that the Company or any other Obligor has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election;

(b)             Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and the other Obligors from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of a violation of this Agreement (including the occurrence of any event described in Section 11) that has resulted in an Event of Default and, if an Event of Default has occurred and is continuing (including any such violation resulting from the failure of the Company or any other Obligor to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto; and

(c)             Subsidiary Guarantors – setting forth a statement of any changes to the list of all Subsidiaries that are Subsidiary Guarantors since the most recent statement delivered pursuant to this Section 7.2(c) and certifying that each Subsidiary that is required to be a Subsidiary Guarantor pursuant to Section 9.7 is a Subsidiary Guarantor, in each case, as of the date of such certificate of Senior Financial Officer.

Monroe Capital Income Plus Corporation	Note Purchase Agreement

Section 7.3.         Visitation. The Company shall permit the representatives of each Purchaser and each holder of a Note that, in each case, is an Institutional Investor:

(a)              No Default — if no Event of Default then exists and is continuing, at the expense of such holder and upon at least ten (10) Business Days’ prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and the other Obligors with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld and so long as a Senior Financial Officer or his or her delegee is given reasonable notice and the opportunity to be present during such discussions) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each other Obligor, all at such reasonable times and as often as may be reasonably requested in writing; provided, that such visitation rights set forth in this clause (a) may only be exercised once per calendar year for all holders of the Notes, collectively, on a mutually agreed date; and

(b)              Default — if an Event of Default then exists and is continuing, at the expense of the Company and upon at least ten (10) Business Days’ prior notice to the Company, to visit and inspect any of the offices or properties of the Company or any other Obligor, to examine all their respective books of account, records, reports and other papers, to make copies therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and the other Obligors so long as a Senior Financial Officer or his or her delegee is given reasonable notice and the opportunity to be present during such discussions), all at such reasonable times and as often as may be reasonably requested.

Section 7.4.         Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:

(a)              such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are delivered to each holder of a Note by e-mail at the e-mail address set forth in such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Company or posted such information on Intralinks or on any other similar website to which each holder of Notes has free access;

(b)              the Company shall have timely filed such Form 10–Q or Form 10–K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR and shall have delivered and, with respect to Section 7.1(a) or Section 7.1(b), the related Officer’s Certificate satisfying the requirements of Section 7.2 to each holder of a Note by electronic mail or posted such information on Intralinks or on any other similar website to which each holder of Notes has free access;

Monroe Capital Income Plus Corporation	Note Purchase Agreement

(c)              such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c), as applicable, is/are timely posted by or on behalf of the Company on Intralinks or on any other similar website to which each holder of Notes has free access; or

(d)              the Company shall have timely filed any of the items referred to in Section 7.1(c) with the SEC on EDGAR;

provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 20 of this Agreement); provided further, that in the case of any of clauses (b), (c) or (d), the Company shall have given each holder of a Note prior written notice, which may be by e-mail, included in the Officer’s Certificate delivered pursuant to Section 7.2 or in accordance with Section 18, of such posting or filing in connection with each delivery; provided further, that upon request of any holder to receive paper copies of such forms, financial statements, other information and Officer’s Certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to such holder.

Section 8.                 Payment and Prepayment of the Notes.

Section 8.1.         Maturity. As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.

Section 8.2.         Optional Prepayments with Prepayment Settlement Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time, to the extent permitted by the last sentence of this Section 8.2, any part of, any Series of the Notes, in an amount not less than 10% of the aggregate principal amount of such Series of Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Prepayment Settlement Amount applicable to such Series of Notes determined for the prepayment date with respect to such principal amount. The Company will give each holder of such Series of Notes written notice of each optional prepayment under this Section 8.2 not less than ten (10) days and not more than sixty (60) days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of such Series of Notes to be prepaid on such date, the principal amount of each Note of such Series held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest in such Series of Notes to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Prepayment Settlement Amount applicable to such Series of Notes due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two (2) Business Days prior to such prepayment, the Company shall deliver to each holder of Notes in such Series a certificate of a Senior Financial Officer specifying the calculation of such Prepayment Settlement Amount applicable to such Series of Notes as of the specified prepayment date. Notwithstanding the foregoing and anything contained in this Section to the contrary, if and so long as any Default or Event of Default shall have occurred and be continuing, or if such partial prepayment is before the Clean-Up Period Start Date for such Series of Notes, as applicable, any partial prepayment of the Notes pursuant to the provisions of this Section 8.2 shall be allocated among all of the Notes of all Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof.

Monroe Capital Income Plus Corporation	Note Purchase Agreement

Section 8.3.         Allocation of Partial Prepayments. In the case of each partial prepayment of any Series of Notes pursuant to Section 8.2, the principal amount of such Series of Notes to be prepaid shall be allocated among all of the Notes in such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment. For the avoidance of doubt, so long as no Event of Default then exists, the Company may optionally prepay any Series of Notes without the allocation of such prepayment among all of the Notes at the time outstanding, if such Series, as applicable, is paid in full after the Clean-Up Period Start Date for such Series, as applicable.

Section 8.4.         Maturity; Surrender, Etc.         In the case of each prepayment of any Series of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Prepayment Settlement Amount, if any, or Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Prepayment Settlement Amount, if any, or Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5.         Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire after the date of the first Closing hereunder, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of such Notes in accordance with this Agreement and such Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes in any Series at the time outstanding upon the same terms and conditions. Any such offer shall provide each applicable holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least ten (10) Business Days. If the holders of more than 25% of the principal amount of the Notes in such Series then outstanding accept such offer, the Company shall promptly notify the remaining holders of Notes in such Series of such fact and the expiration date for the acceptance by holders of Notes in such Series of such offer shall be extended by the number of days necessary to give each such remaining holder of Notes in such Series at least five (5) Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel such Notes acquired by it or any Affiliate after the date of the first Closing hereunder pursuant to any payment, prepayment or purchase of such Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes. For the avoidance of doubt, no Prepayment Settlement Amount shall be owed in connection with any prepayment made pursuant to this Section 8.5(b) unless offered by the Company.

Monroe Capital Income Plus Corporation	Note Purchase Agreement

Section 8.6.         Make-Whole Amount; Prepayment Settlement Amount.

“Prepayment Settlement Amount” means, with respect to any Note, an amount equal to the “Prepayment Settlement Amount”, as follows:

Prepaid during the period	Prepayment Settlement Amount

On or before the applicable Clean-Up Period Start Date	Make-Whole Amount

After the applicable Clean-Up Period Start Date	Zero

“Clean-Up Period Start Date” means, (i) with respect to any Series C Note, April 24, 2029, and (ii) with respect to any Series D Note, June 18, 2029.

“Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Note is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (a) 0.50% plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second (2nd) Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

Monroe Capital Income Plus Corporation	Note Purchase Agreement

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second (2nd) Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal of any Note, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a three hundred sixty (360)-day year comprised of twelve (12) thirty (30)-day months and calculated to two (2) decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under such Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.7.         Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount on, or the Prepayment Settlement Amount on, any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Monroe Capital Income Plus Corporation	Note Purchase Agreement

Section 8.8.         Change in Control. (a) Notice of Change in Control. The Company will, within fifteen (15) Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control, give written notice of such Change in Control to each holder of Notes. Such notice shall contain and constitute an offer to prepay Notes as described in subparagraph (b) of this Section 8.8 and shall be accompanied by the certificate described in subparagraph (e) of this Section 8.8.

(b)        Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraph (a) of this Section 8.8 shall be an offer to prepay, in accordance with and subject to this Section 8.8, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Section 8.8 Proposed Prepayment Date”). Such date shall be not less than thirty (30) days and not more than sixty (60) days after the date of such offer (if the Section 8.8 Proposed Prepayment Date shall not be specified in such offer, the Section 8.8 Proposed Prepayment Date shall be the first (1st) Business Day after the forty-fifth (45th) day after the date of such offer).

(c)        Acceptance/Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.8 by causing a notice of such acceptance to be delivered to the Company not later than fifteen (15) Business Days after receipt by such holder of the most recent offer of prepayment. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.8 shall be deemed to constitute rejection of such offer by such holder.

(d)        Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.8 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to, but excluding, the date of prepayment, but without Make-Whole Amount, Prepayment Settlement Amount or other premium.

(e)        Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.8 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Section 8.8 Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.8; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to, but excluding, the Section 8.8 Proposed Prepayment Date; (v) that the conditions of this Section 8.8 have been fulfilled; and (vi) in reasonable detail, the nature and date of the Change in Control.

(f)         Definitions.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the requisite members of the board of directors of the Company nor (ii) appointed by a majority of the directors so nominated, (c) the Investment Advisor shall cease to be the investment adviser of the Company, (d) the acquisition of direct or indirect Control of the Company by any Person or group other than the Investment Advisor, or (e) the occurrence of a Key Person Event.

Monroe Capital Income Plus Corporation	Note Purchase Agreement

Section 9.                 Affirmative Covenants.

The Company covenants that so long as any of the Notes are outstanding:

Section 9.1.         Compliance with Laws. Without limiting Section 10.4, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2.         Insurance. The Company will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, maintain insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of similarly situated entities engaged in the same or a similar business operating in the same or similar locations.

Section 9.3.         Maintenance of Properties. The Company will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, keep and maintain all property material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted.

Section 9.4.         Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, file all federal and state income and other material tax returns required to be filed in any jurisdiction and to pay all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent, except taxes and assessments the amount, applicability or validity of which is contested in good faith by appropriate proceedings on a timely basis and for which the Company or such Subsidiary, as the case may be, has established adequate reserves therefor.

Monroe Capital Income Plus Corporation	Note Purchase Agreement

Section 9.5.         Corporate Existence, Etc. Subject to Section 10.2, the Company will at all times preserve and keep its corporate existence in full force and effect. Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect the legal existence of each of its Subsidiaries and all rights and franchises of the Company and its Subsidiaries (other than Immaterial Subsidiaries).

Section 9.6.         Books and Records. The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be. The Company will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Company and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each such Subsidiary to, continue to maintain such system, in each case, in accordance with GAAP in all material respects.

Section 9.7.         Subsidiary Guarantors. (a) The Company will cause each of its Subsidiaries that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Indebtedness under any Material Credit Facility for which the Company is a borrower or guarantor to concurrently therewith:

(i)              enter into (A) an agreement in form and substance reasonably satisfactory to the Required Holders providing for the guaranty by such Subsidiary, on a joint and several basis with all other such Subsidiaries providing a guaranty, of (x) the prompt payment in full when due of all amounts payable by the Company pursuant to the Notes (whether for principal, interest, Prepayment Settlement Amount, Make-Whole Amount or otherwise) and this Agreement, including all indemnities, fees and expenses payable by the Company thereunder and (y) the prompt, full and faithful performance, observance and discharge by the Company of each and every covenant, agreement, undertaking and provision required pursuant to the Notes or this Agreement to be performed, observed or discharged by it (a “Subsidiary Guaranty”) or (B) a joinder to the Subsidiary Guaranty, which may include changes as necessary or appropriate (in the reasonable determination of counsel to the Required Holders) to take into account local law requirements or other customary limitations regarding guarantees provided by entities formed or organized in any applicable jurisdiction; and

(ii)             deliver the following to each holder of a Note:

(A)              an executed counterpart of such Subsidiary Guaranty or a joinder thereto;

(B)              a certificate signed by an authorized responsible officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1, 5.2, 5.6 and 5.7 of this Agreement (but with respect to such Subsidiary and such Subsidiary Guaranty rather than the Company);

Monroe Capital Income Plus Corporation	Note Purchase Agreement

(C)              all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and, where applicable, good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Subsidiary Guaranty and the performance by such Subsidiary of its obligations thereunder; and

(D)              upon request of the Required Holders (at the time such Subsidiary is to be joined as a Subsidiary Guarantor or if otherwise provided under a Material Credit Facility), a customary opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary and such Subsidiary Guaranty as the Required Holders may reasonably request.

(b)        At the election of the Company and by written notice to each holder of Notes, any Subsidiary Guarantor may be discharged from all of its obligations and liabilities under its Subsidiary Guaranty and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders, provided that (i) if such Subsidiary Guarantor is a guarantor or is otherwise liable for or in respect of any Material Credit Facility, then such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under its Subsidiary Guaranty) under such Material Credit Facility, (ii) at the time of, and after giving effect to, such release and discharge, no Event of Default shall be existing, (iii) no amount is then due and payable by such Subsidiary Guarantor under such Subsidiary Guaranty, (iv) if in connection with such Subsidiary Guarantor being released and discharged under any Material Credit Facility (other than in connection with a sale of such Subsidiary or its Equity Interests), any fee or other form of consideration is given to any holder of Indebtedness under such Material Credit Facility specifically for such release, equivalent consideration (determined in the case of a fee as an equivalent proportion of outstanding commitments or principal amount as applicable) shall be given, pro rata, to the holders of the Notes substantially concurrently therewith and (v) each holder shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (i) through (iv).

Section 9.8.         Status of BDC and RIC. The Company shall at all times maintain its status as a “business development company” under the Investment Company Act and its status as a RIC under the Code.

Section 9.9.         Investment Policies. The Company shall at all times be in compliance with its Investment Policies in all material respects.

Section 9.10.       Rating on the Notes. The Company covenants and agrees that, at its sole cost and expense, it shall cause to be maintained at all times a Rating from at least one Rating Agency. At any time that a Rating maintained pursuant to this Section 9.10 is not a public rating, the Company shall provide to each holder of a relevant Note (x) at least annually (on or before each anniversary of the Closing of such Note) and (y) promptly upon any change in a Rating, to the extent available, an updated Private Rating Letter evidencing such Rating and an updated Private Rating Rationale Report with respect to such Rating.  In addition to the foregoing information and any information specifically required to be included in any Private Rating Letter or Private Rating Rationale Report (as set forth in the respective definitions thereof), if the SVO or any other Governmental Authority having jurisdiction over any holder of any Notes from time to time requires any additional information with respect to the Rating of such Notes, the Company shall use commercially reasonable efforts to procure such information from a Rating Agency.

Monroe Capital Income Plus Corporation	Note Purchase Agreement

Section 9.11.       Most Favored Lender. (a) If a Specified Credit Facility shall include any MFL Financial Covenant or MFL Cure Right Provision and (i) such MFL Financial Covenant is not contained in this Agreement or (ii) such MFL Financial Covenant or MFL Cure Right Provision would be more beneficial to the holders of Notes than any analogous restriction, event of default, cure right or provision and related defined terms contained in this Agreement (any such restriction, event of default, cure right or provision, an “Additional Covenant”), then the Company shall provide a Most Favored Lender Notice to the holders of Notes; provided that, for the avoidance of doubt and without limiting the foregoing, the absence of an MFL Cure Right Provision in a Specified Credit Facility that has financial maintenance covenants that are the same as the financial maintenance covenants set forth in Section 10.7 (and have the same related definitions) would be more beneficial to the holders of Notes. Thereupon, unless waived in writing by the Required Holders within ten (10) Business Days after receipt of such notice by the holders of the Notes, such Additional Covenant (including any associated cure or grace period and related defined terms) shall be deemed automatically incorporated by reference into this Agreement, or in the case of the absence of an MFL Cure Right Provision in a Specified Credit Facility that has financial maintenance covenants that are the same as the financial maintenance covenants set forth in Section 10.7 (and have the same related definitions), the Cure Right set forth in this Agreement shall be deemed automatically removed from this Agreement, mutatis mutandis, as if set forth fully herein or so removed, without any further action required on the part of any Person, effective as of the date when such Additional Covenant became effective under such Specified Credit Facility.  Thereafter, upon the request of any holder of a Note, the Company shall enter into any additional agreement or amendment to this Agreement reasonably requested by such holder evidencing any of the foregoing.

(b)        Any Additional Covenant (including any associated cure right, cure period or grace period and related defined terms) incorporated into this Agreement pursuant to this Section 9.11 (herein referred to as an “Incorporated Covenant”) (i) shall be deemed automatically amended herein to reflect any subsequent waivers, supplements, modifications or amendments made to such Additional Covenant (including any associated cure right, cure period or grace period and related defined terms and all qualifications, limitations and exceptions thereto) under the Specified Credit Facility that contains the relevant Additional Covenant; provided that if any Event of Default then exists (including in respect of such Incorporated Covenant) and the amendment of such Additional Covenant would result in such Additional Covenant being less restrictive on the Company, such Incorporated Covenant shall only be deemed automatically amended at such time as no Event of Default then exists and (ii) shall be deemed automatically deleted from this Agreement at such time as such Additional Covenant is deleted or otherwise removed from the Specified Credit Facility, including if the Specified Credit Facility is terminated or otherwise no longer in effect; provided that, if an Event of Default then exists (including in respect of such Incorporated Covenant), such Incorporated Covenant shall only be deemed automatically deleted from this Agreement at such time as no Event of Default then exists; provided further, however, that, in the case of both clauses (i) and (ii) above, if any fee or other consideration (determined in the case of a fee as an equivalent proportion of outstanding commitments or principal amount as applicable) shall be given to the lenders under such Specified Credit Facility for such amendment or deletion, the equivalent of such fee or other consideration shall be given, pro rata, to the holders of the Notes. Upon the request of the Company, the holders of Notes shall (at the Company’s sole cost and expense) enter into any additional agreement or amendment to this Agreement requested by the Company evidencing the waiver, supplement, modification or amendment or deletion of any such Incorporated Covenant in accordance with the terms hereof. For the avoidance of doubt, no covenant, definition or default expressly set forth in this Agreement as of the date of this Agreement (or incorporated into this Agreement by an amendment or modification to this Agreement other than pursuant to this Section 9.11) shall be deemed to be amended or deleted in any manner to be less restrictive on the Company by virtue of the provisions of this Section 9.11.

Monroe Capital Income Plus Corporation	Note Purchase Agreement

Section 10.               Negative Covenants.

The Company covenants that so long as any of the Notes are outstanding:

Section 10.1.       Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, enter into any transactions with any of its Affiliates, except:

(a)              transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary (or, in the case of a transaction between an Obligor and a non-Obligor Subsidiary, not less favorable to such Obligor), than could reasonably be obtained on an arm’s-length basis from unrelated third parties;

(b)              transactions between or among the Company and any other Obligors not involving any other Affiliate;

(c)              transactions among the Company and/or its subsidiaries or Affiliates pursuant to Section 10.2(d), Investments as defined in and permitted by Section 6.04(e), Section 6.04(f) or Section 6.04(g) or other similar provision of the Bank Credit Agreement as in effect on the Effective Date, Restricted Payments as defined in and permitted by Section 6.05 or other similar provision of the Bank Credit Agreement as in effect on the Effective Date, any Standard Securitization Undertakings and dispositions permitted by Section 6.03(e) or other similar provision of the Bank Credit Agreement as in effect on the Effective Date;

(d)              the Affiliate Agreements and the transactions provided in the Affiliate Agreements (as such agreements are amended, modified or supplemented from time to time in accordance with Section 6.11 or other similar provision of the Bank Credit Agreement as in effect on the Effective Date);

Monroe Capital Income Plus Corporation	Note Purchase Agreement

(e)              transactions described or referenced on Schedule 10.1;

(f)              co-investments with other funds or client accounts advised by the Investment Advisor as permitted by any by applicable law and/or SEC guidance (including exemptive relief from the SEC and/or a no-action letter);

(g)              transactions between or among the Obligors and any SBIC Subsidiary or any “downstream affiliate” (as such term is used under the rules promulgated under the Investment Company Act) company of an Obligor at prices and on terms and conditions not less favorable to the Obligors than could be obtained at the time on an arm’s-length basis from unrelated third parties;

(h)              this Agreement, the Subsidiary Guaranty, the Notes and the Loan Documents, and the transactions contemplated herein and therein; or

(i)              transactions permitted by Section 6.08 or other similar provision of the Bank Credit Agreement as in effect on the Effective Date.

The Company will not, and will not permit any of its Subsidiaries to, enter into any transactions with any issuer of an Affiliate Investment (including any Investment that becomes an Affiliate Investment as a result of such transaction or any modification, supplement or waiver to an existing Affiliate Investment), even if otherwise permitted under this Agreement, except transactions in the ordinary course of business that are either (i) on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained at the time on an arm’s-length basis from unrelated third parties or (ii) in the nature of an amendment, supplement or modification to any such Affiliate Investment on terms and conditions that are similar to those obtained by debt or equity investors in similar types of investments in which such investors do not have the controlling equity interest, in each case, as reasonably determined in good faith by the Company.

Section 10.2.       Merger, Consolidation, Fundamental Changes, Etc. The Company will not, nor will it permit any of its Subsidiaries to, enter into any transaction of merger, division, consolidation or amalgamation, or liquidate or provisionally liquidate, wind up or dissolve itself (or suffer any liquidation, provisional liquidation or dissolution). The Company will not, nor will it permit any of its Subsidiaries be formed or otherwise reorganize under the laws of a jurisdiction other than any jurisdiction in the United States. The Company will not, nor will it permit any of its Subsidiaries to, acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person, except for purchases or acquisitions of Portfolio Investments and other assets in the normal course of the day-to-day business activities of the Company and its Subsidiaries and not in violation of the terms and conditions of this Agreement. The Company will not, nor will it permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one (1) transaction or a series of transactions, any part of its assets (including, without limitation, Cash, Cash Equivalents and Equity Interests), whether now owned or hereafter acquired, but excluding assets (including Cash and Cash Equivalents but excluding Portfolio Investments) sold or disposed of in the ordinary course of business of the Company and its Subsidiaries (including to make expenditures of cash and Cash Equivalents in the normal course of the day-to-day business activities of the Company and its Subsidiaries), in each case, other than sales or dispositions to any Financing Subsidiary, any Controlled Foreign Corporation, any Transparent Subsidiary or any Restricted Investment.

Monroe Capital Income Plus Corporation	Note Purchase Agreement

Notwithstanding the foregoing provisions of this Section 10.2:

(a)              any Subsidiary may merge or consolidate with or into the Company or a Subsidiary Guarantor, provided that if any such transaction shall be (i) between a Subsidiary or a wholly owned Subsidiary Guarantor and the Company, the Company shall be the continuing or surviving entity and (ii) between a Subsidiary and a wholly owned Subsidiary Guarantor, the wholly owned Subsidiary Guarantor shall be the continuing or surviving entity;

(b)              any Subsidiary of the Company may sell, lease, transfer (including a deemed transfer resulting from a division or plan of division), acquire or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or any wholly owned Subsidiary Guarantor of the Company;

(c)              the ownership of economic interests of any Subsidiary of the Company may be sold, transferred (including a deemed transfer resulting from a division or plan of division) or otherwise disposed of (including by way of consolidation or merger) to the Company or any wholly owned Subsidiary Guarantor of the Company;

(d)              the Obligors may sell, transfer (including a deemed transfer resulting from a division or plan of division) or otherwise dispose of Cash, Cash Equivalents and Portfolio Investments so long as immediately after giving effect to such sale, transfer or disposition and any Concurrent Transactions, such sale, transfer or disposition is not prohibited by Section 6.03(d), Section 6.03(e) or other similar provision of the Bank Credit Agreement as in effect on the Effective Date;

(e)              the Company may merge or consolidate with any other Person so long as (i) the Company is the continuing or surviving entity in such transaction, and (ii) at the time thereof and after giving effect thereto, no Default shall have occurred and be continuing;

(f)              any Subsidiary of the Company may be liquidated or dissolved; provided that (i) in connection with such liquidation or dissolution, any and all of the assets of such Subsidiary shall be distributed or otherwise transferred to the Company or any wholly owned Subsidiary Guarantor of the Company, and (ii) the Company determines in good faith that such liquidation is in the best interests of the Company and is not materially disadvantageous to the holders of the Notes;

(g)              the Company and its Subsidiaries may sell, lease, transfer (including a deemed transfer resulting from a division or plan of division) or otherwise dispose of equipment or other property or assets that do not consist of Portfolio Investments so long as the aggregate amount of all such sales, leases, transfer and dispositions does not exceed $7,500,000 in any fiscal year;

Monroe Capital Income Plus Corporation	Note Purchase Agreement

(h)              the Obligors may transfer assets to a Financing Subsidiary for the sole purpose of facilitating the transfer of assets from one (1) Financing Subsidiary (or a subsidiary that was a Financing Subsidiary immediately prior to such disposition) to another Financing Subsidiary, directly or indirectly through such Obligor; provided that the transfer is not prohibited by Section 6.03(f) or other similar provision of the Bank Credit Agreement as in effect on the Effective Date;

(i)              any Financing Subsidiary may sell or dispose of Portfolio Investments in the ordinary course of business of such Financing Subsidiary; and

(j)              transactions permitted by Section 6.03 or other similar provision of the Bank Credit Agreement as in effect on the Effective Date.

No such conveyance, transfer or lease of substantially all of the assets of the Company or any Subsidiary Guarantor shall have the effect of releasing the Company or such Subsidiary Guarantor, as the case may be, or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.2, from its liability under (x) this Agreement or the Notes (in the case of the Company) or (y) the Subsidiary Guaranty (in the case of any Subsidiary Guarantor), unless, in the case of the conveyance, transfer or lease of substantially all of the assets of a Subsidiary Guarantor, such Subsidiary Guarantor is released from its Subsidiary Guaranty in accordance with Section 9.7(b) in connection with or immediately following such conveyance, transfer or lease.

Section 10.3.       Line of Business. The Company will not and will not permit any of its Subsidiaries (other than Immaterial Subsidiaries) to engage in any business other than in accordance with its Investment Policies.

Section 10.4.       Economic Sanctions, Etc. The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any Affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any Economic Sanctions Laws.

Section 10.5.       Liens. The Company will not and will not permit any of its Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of the Company or any Subsidiary (including Equity Interests in any Financing Subsidiary or any other Subsidiary), whether now owned or held or hereafter acquired, or assign or sell any income or revenues (including accounts receivable) or rights in respect thereof, except:

(a)              any Lien on any property or asset of the Company existing on the Effective Date and set forth in Schedule 10.5, provided that (i) no such Lien shall extend to any other property or asset of the Company or any Subsidiary and (ii) any such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, except to the extent not prohibited hereunder;

Monroe Capital Income Plus Corporation	Note Purchase Agreement

(b)              Liens created pursuant to the Security Documents;

(c)              Liens on assets owned by Financing Subsidiaries securing Indebtedness not prohibited by Section 6.01(d) or other similar provision of the Bank Credit Agreement as in effect on the Effective Date;

(d)              Liens created pursuant to the Security Documents securing Secured Longer-Term Indebtedness as defined in and incurred pursuant to Section 6.01(b) or other similar provision of the Bank Credit Agreement as in effect on the Effective Date;

(e)              Permitted Liens;

(f)              Liens securing Indebtedness or other obligations, not prohibited by Section 6.02(f) or other similar provision of the Bank Credit Agreement as in effect on the Effective Date;

(g)              Liens on Equity Interests in any SBIC Subsidiary created in favor of the SBA;

(h)              Liens on Investments subject to a repurchase obligation not prohibited by Section 6.02(h) or other similar provision of the Bank Credit Agreement as in effect on the Effective Date, solely to the extent such Lien only covers such Investments; and

(i)              transactions permitted by Section 6.02 or other similar provision of the Bank Credit Agreement as in effect on the Effective Date.

Section 10.6.       Restricted Payments. The Company will not, nor will it permit any of its Subsidiaries (other than the Financing Subsidiaries) to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that the Company may declare and pay:

(a)              dividends with respect to the capital stock of the Company payable solely in additional shares of the Company’s common stock;

(b)              dividends and distributions in either case in cash or other property (excluding for this purpose the Company’s common stock) in or with respect to any taxable year (or any calendar year, as relevant) of the Company in amounts not to exceed 115% of amounts that are required to be distributed to: (i) allow the Company to satisfy the minimum distribution requirements imposed by Section 852(a) of the Code (or any successor thereto) to maintain the Company’s eligibility to be taxed as a RIC for any such taxable year, (ii) to reduce to zero (0) for any such taxable year its liability for federal income taxes imposed on (A) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), and (B) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) to reduce to zero its liability for federal excise taxes for such calendar year imposed by Section 4982 of the Code (or any successor thereto);

Monroe Capital Income Plus Corporation	Note Purchase Agreement

(c)              the Subsidiaries of the Company may make Restricted Payments to the Company or to any Subsidiary Guarantor;

(d)              Restricted Payments to repurchase Equity Interests of the Company from officers, directors and employees of the Investment Advisor or the Company or any of its subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the board of directors of the Investment Advisor or the Company or any of its subsidiaries, permitted by Section 6.05(d) or other similar provision of the Bank Credit Agreement as in effect on the Effective Date;

(e)              other Restricted Payments made by the Company permitted by Section 6.05(e) or other similar provision of the Bank Credit Agreement as in effect on the Effective Date; and

(f)              transactions permitted by Section 6.05 or other similar provision of the Bank Credit Agreement as in effect on the Effective Date.

Section 10.7.       Certain Financial Covenants.

(a)        Minimum Net Worth. The Company will not permit the Obligors’ Net Worth at the last day of any fiscal quarter of the Company to be less than the greater of (A) $500,000,000 and (B) an amount equal to the sum of (i) $660,865,100 plus (ii) an amount equal to 65% of the difference, of (x) the aggregate net proceeds of all sales of Equity Interests by the Company and its Subsidiaries during each quarter after October 20, 2023 (other than the proceeds of sales of Equity Interests by and among the Company and its Subsidiaries) and (y) the amount paid or distributed by the Company to purchase or redeem its shares of common stock in connection with a tender offer during such quarter.

(b)        Asset Coverage Ratio. The Company will not permit the Asset Coverage Ratio at any time to be less than 1.50:1.00.

(c)        Cure Right. If, within thirty (30) calendar days after delivery of an officer’s certificate delivered pursuant to Section 7.2(a), which certificate demonstrates (i) a Financial Covenant Default and (ii) an Asset Coverage Ratio not less than 1.35:1.00, the Company may present the holders of the Notes with a reasonably feasible plan for the Company to offer or sell Equity Interests or raise Indebtedness of the Company (the “Cure Right”), the proceeds of which shall be deemed received immediately prior to such default and used immediately prior to such default as specified in such plan to enable such Financial Covenant Default to be cured within one hundred twenty (120) calendar days after the end of the applicable quarter or fiscal year to which such officer’s certificate relates, then, once such plan is submitted, the Company shall be deemed to have complied with the relevant covenant under Section 10.7 that gave rise to such Financial Covenant Default as of the relevant date of determination and each subsequent fiscal quarter within such one hundred twenty (120) day period with the same effect as though there had been no failure to comply therewith at such date, and the applicable Financial Covenant Default that had occurred shall be deemed cured for each such subsequent fiscal quarter for the purposes of this Agreement; provided, that if the transaction specified in such plan is not consummated within such one hundred twenty (120)-day period, it shall constitute an immediate Event of Default. Notwithstanding anything herein to the contrary, (i) no more than two (2) Cure Rights may be exercised during the term of this Agreement, and (ii) the Cure Right shall not be exercised in any two (2) consecutive fiscal quarters (which, for the avoidance of doubt, shall not include any subsequent fiscal quarter within any applicable one hundred twenty (120) day period).

Monroe Capital Income Plus Corporation	Note Purchase Agreement

The holders of the Notes agree that from and after their receipt of notice from the Company of its intent to exercise the Cure Right in respect of any Financial Covenant Default in accordance with this Section 10.7(c), no holder of the Notes shall impose any Default Rate of interest, accelerate its Notes, or exercise any of its rights or remedies pursuant to Section 12 solely on the basis of the occurrence and continuance of such Financial Covenant Default during the period from the date of delivery of such notice and until the date that is one hundred twenty (120) calendar days after the expiration of the end of the applicable quarter or fiscal year to which such officer’s certificate relates.

Section 11.               Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)              the Company defaults in the payment of any principal, Make-Whole Amount or Prepayment Settlement Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)              the Company defaults in the payment of any interest on any Note for more than five (5) Business Days after the same becomes due and payable; or

(c)              (i) subject to Section 10.7(c), the Company defaults in the performance of or compliance with any term contained in Section 10.7(a) or 10.7(b) or any Incorporated Covenant (provided that the cure of any underlying Default or Event of Default or delivery of any required notice shall cure any existing Default or Event of Default for failure to comply with Section 7.1(d)) which specifically provides that it shall have the benefit of this paragraph (c); or

(d)              the Company or any Subsidiary Guarantor fails to observe or perform any covenant, condition or agreement contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any Subsidiary Guaranty and such default is not remedied within thirty (30) days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such failure and (ii) the Company receiving written notice thereof from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

Monroe Capital Income Plus Corporation	Note Purchase Agreement

(e)              (i) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor or by any officer of such Subsidiary Guarantor in any Subsidiary Guaranty or in any writing furnished in connection with such Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made; or

(f)              (i) the Company or any Subsidiary is in default after giving effect to any applicable grace or cure period (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness for borrowed money that is outstanding in an aggregate principal amount of at least $15,000,000 (or its equivalent in the relevant currency of payment), or (ii) the Company or any Subsidiary is in default after giving effect to any applicable grace or cure period in the performance of or compliance with any other term of any evidence of any Indebtedness for borrowed money (including any indenture or mortgage) in an aggregate outstanding principal amount of at least $15,000,000 (or its equivalent in the relevant currency of payment) or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of such Indebtedness to convert such Indebtedness into equity interests), the Company or any Subsidiary has become obligated to purchase or repay Indebtedness for borrowed money before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $15,000,000 (or its equivalent in the relevant currency of payment); provided that this clause (f) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; (2) convertible debt that becomes due as a result of a contingent mandatory conversion or redemption event provided such conversion or redemption is effectuated only in capital stock that is not Disqualified Equity Interests (as defined in the Bank Credit Agreement as in effect on the Effective Date); or (3) Indebtedness that has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment as a consequence of events which constitute a Change in Control; or

(g)              the Company or any Subsidiary (other than Immaterial Subsidiaries) (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes a general assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

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(h)              a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries (other than Immaterial Subsidiaries), a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries (other than Immaterial Subsidiaries), or any such petition shall be filed against the Company or any of its Subsidiaries (other than Immaterial Subsidiaries) and such petition shall not be dismissed or stayed within sixty (60) days; or

(i)              any event occurs with respect to the Company or any Subsidiary (other than Immaterial Subsidiaries) which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h); or

(j)              (x) there is rendered against one or more of the Company and its Subsidiaries (other than Immaterial Subsidiaries) (i) one or more final judgments or orders for the payment of money aggregating in excess of $15,000,000 (or its equivalent in the relevant currency of payment) (to the extent not covered by independent third-party insurance or by an enforceable indemnity) or (ii) any one or more non-monetary judgments that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect and, in either case, (1) enforcement proceedings, actions or collection efforts are commenced by any creditor upon such judgment or order, or (2) such judgments are not, within thirty (30) consecutive days after entry thereof, vacated, bonded, discharged or stayed pending appeal, or are not discharged within thirty (30) consecutive days after the expiration of such stay or (y) any action shall be legally taken by a judgement creditor to attach or levy upon any assets of the Company or any of its Subsidiaries to enforce any such judgement; or

(k)              if (i) any Pension Plan shall fail to satisfy the minimum funding standards of section 303 of ERISA or section 430 of the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Pension Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Pension Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Pension Plan may become a subject of any such proceedings, (iii) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Pension Plans, determined in accordance with Title IV of ERISA, (iv) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (v) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (vi) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, (vii) the Company or Significant Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder, (viii) the Company or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up, or (ix) the Company or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (ix) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect. As used in this Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or

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(l)              (i) any Subsidiary Guaranty shall cease to be in full force and effect in any material respect, (ii) any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of any Subsidiary Guaranty, or (iii) the obligations of any Subsidiary Guarantor under any Subsidiary Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Subsidiary Guaranty, except in each case of this paragraph, pursuant to a transaction permitted hereunder.

Section 12.               Remedies on Default, Etc.

Section 12.1.      Acceleration. (a)  If an Event of Default with respect to the Company described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)        If any other Event of Default has occurred and is continuing, the Required Holders may at any time at their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)        If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of any Series of Notes at the time outstanding directly affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes of such Series held by it or them to be immediately due and payable.

Upon any Series of Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances plus all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

Monroe Capital Income Plus Corporation	Note Purchase Agreement

Section 12.2.       Holder Action. Each Purchaser and each holder of a Note agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against the Company or any Subsidiary Guarantor or any other obligor under this Agreement or any of the Notes (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any property of any Obligor, except as provided in Section 12.1(c), without the prior written consent of the Required Holders. The provisions of this Section 12.2 are for the sole benefit of the holders of the Notes and shall not afford any right to, or constitute a defense available to, the Obligors.

Section 12.3.       Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4.       No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Subsidiary Guaranty or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay on demand such further amount as shall be sufficient to cover all reasonable and documented out-of-pocket costs and expenses of one firm of outside counsel reasonably acceptable to each holder of the Notes for all of the holders of the Notes collectively incurred in any enforcement or collection under this Section 12.

Monroe Capital Income Plus Corporation	Note Purchase Agreement

Section 13.               Registration; Exchange; Substitution of Notes.

Section 13.1.       Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2.       Transfer and Exchange of Notes.

(a)        Subject to clause (b) below, any registered holder of a Note or a Purchaser (an “Assigning Party”) may assign to one or more assignees (other than a Competitor or a distressed debt or vulture fund (unless expressly consented to by the Company in writing at its sole discretion)) (an “Assignee”) all or a portion of its rights and obligations under its Note and/or under this Agreement.

(b)        Any such assignment or transfer shall be subject to the following conditions: (i) the Assigning Party shall deliver to the Company a written instrument of transfer duly executed by the Assigning Party or such Assigning Party’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof; provided, that in the event the Assigning Party shall assign or transfer to a Private Placement Agent which holds the Notes only in connection with its role as an intermediary in the prompt and expeditious sale in accordance with customary financial market conditions to another purchasing Institutional Investor, the Assigning Party may instruct such Private Placement Agent to direct the Assignee to provide the Company, in writing, the relevant name, address and other information for notices of such Assignee; (ii) the Assignee shall have made the representations set forth in Section 6 to the Company; (iii) an exemption from registration of the Notes under the Securities Act is available; and (iv) if requested by the Company, the Assigning Party shall have delivered to the Company such certifications or other evidence to determine that such assignment or transfer is being made in compliance with the Securities Act and applicable state securities laws.

Monroe Capital Income Plus Corporation	Note Purchase Agreement

(c)        Upon satisfaction of the conditions set forth in clause (b) above and surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten (10) Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes of the same Series (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1-A or Schedule 1-B, as applicable. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes of a Series, one Note of such Series may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6. Notwithstanding any other provision hereof, if a transferee, in connection with giving the representation set forth in Section 6.2, is required to make disclosure under Section 6.2(c), (d), (e) or (g), then no transfer of Notes shall be effective without the prior written consent of the Company, which consent, as to these matters, shall not be withheld if the Company reasonably determines that it is able to conclude (taking into account the specifics of the applicable disclosure) that the transfer of the Notes to the transferee would not constitute a transaction that is subject to the prohibitions of Section 406(a) of ERISA or in connection with which a tax could be imposed under Section 4975 of the Code. If a transferee is using a source of funds set forth in Section 6.2(d), the Company may assume that Part I(f) of PTE 84-14 is satisfied.

Section 13.3.       Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation, except in the case of mutilation, in the form of a lost note affidavit), and

(a)              in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)              in the case of mutilation, upon surrender and cancellation thereof,

within ten (10) Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Monroe Capital Income Plus Corporation	Note Purchase Agreement

Section 14.               Payments on Notes.

Section 14.1.       Place of Payment. Subject to Section 14.2, payments of principal, Prepayment Settlement Amount, if any, or Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of the Company in such jurisdiction. The Company (or its agent or sub-agent) may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company, the principal office of the Company’s agent or sub-agent in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2.       Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company (or its agent or sub-agent) will pay all sums becoming due on such Note for principal, Prepayment Settlement Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Person will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes of the same Series pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

Section 14.3.       Tax Forms. Any holder that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Note shall deliver to the Company, at the time or times reasonably requested by the Company, such properly completed and executed documentation reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any holder, if reasonably requested by the Company, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company as will enable the Company to determine whether or not such holder is subject to backup withholding or information reporting requirements (including FATCA). Without limiting the generality of the foregoing, any holder that is a United States Person shall deliver to the Company on or before the date on which such holder obtains a Note (and from time to time thereafter upon the reasonable request of the Company), executed copies of IRS Form W-9 certifying that such holder is exempt from U.S. federal backup withholding tax. Any holder that is a not United States Person shall deliver to the Company on or before the date on which such holder obtains a Note (and from time to time thereafter upon the reasonable request of the Company), executed copies of the applicable IRS Form W-8 and any documentation prescribed by applicable law as a basis for claiming exemption (if any) from or a reduction (if any) in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made. If a payment made to a holder under any Note would be subject to U.S. federal withholding tax imposed by FATCA if such holder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such holder shall deliver to the Company at the time or times prescribed by law and at such time or times reasonably requested by the Company such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. For purposes of this Section 14.3, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Monroe Capital Income Plus Corporation	Note Purchase Agreement

Section 15.               Expenses, Etc.

Section 15.1.       Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable and documented out-of-pocket costs and expenses (but limited, in the case of attorneys’ fees and expenses, to the reasonable and documented out-of-pocket attorneys’ fees of one special counsel (reasonably acceptable to each Purchaser and each other holder of a Note) for, collectively, the Purchasers and each other holder of a Note, taken as a whole, and, if reasonably required by the Required Holders, one local counsel (reasonably acceptable to each Purchaser and each other holder of a Note) in each relevant jurisdiction for all such holders, taken as a whole) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, any Subsidiary Guaranty or the Notes (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, any Subsidiary Guaranty or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, any Subsidiary Guaranty or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary Guarantor or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and any Subsidiary Guaranty and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provided, that such costs and expenses under this clause (c) shall not exceed $3,500 per Series. If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).

The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes), and (ii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (but limited, in the case of attorneys’ fees and expenses, to the reasonable and documented out-of-pocket attorneys’ fees of one special counsel for, collectively, the Purchasers and each other holder of a Note, taken as a whole) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company, in each case, other than any such judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation that resulted from (x) the bad faith, gross negligence or willful misconduct or breach of this Agreement or any Note by such Purchaser or such holder of a Note or (y) a claim between a Purchaser or holder of a Note, on the one hand, and any other Purchaser or holder of a Note, on the other hand (other than claims arising out of any act or omission by the Company and/or its Affiliates). Notwithstanding anything to the contrary, no party hereto shall be liable to any other party hereto for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of the transactions contemplated hereunder or under the Subsidiary Guaranty or any Note.

Monroe Capital Income Plus Corporation	Note Purchase Agreement

Section 15.2.       Certain Taxes. The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement, or any Subsidiary Guaranty or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where the Company or any Subsidiary Guarantor has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement, or any Subsidiary Guaranty or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

Section 15.3.       Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Subsidiary Guaranty or the Notes, and the termination of this Agreement.

Section 16.               Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and any Subsidiary Guaranties embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Monroe Capital Income Plus Corporation	Note Purchase Agreement

Section 17.               Amendment and Waiver.

Section 17.1.       Requirements.

Except as expressly set forth herein, this Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:

(1)              no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used in any such Section), will be effective as to any Purchaser unless consented to by such Purchaser in writing;

(2)              no amendment or waiver may, without the written consent of each Purchaser directly and adversely affected thereby and the holder of each Note directly and adversely affected thereby at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the applicable Series of Notes held by such Purchaser or other holder or (y) the Make-Whole Amount or Prepayment Settlement Amount, in each case, with respect to such Series of Notes, (ii) change the percentage of the principal amount of such Series of Notes the holders of which are required to consent to any amendment or waiver, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2) and Section 11(a), 11(b), 12, 17 or 20; and

(3)              no amendment or waiver may, without the written consent of each Affiliated Holder, affect any Affiliated Holder more adversely than any other affected Purchasers or other holders of each Note.

Section 17.2.       Solicitation of Holders of Notes.

(a)        Solicitation. The Company will provide each Purchaser and holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Purchaser or such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof, the Notes or any Subsidiary Guaranty. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or any Subsidiary Guaranty to each Purchaser and holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Purchasers or holders of Notes.

(b)        Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser or holder of a Note as consideration for or as an inducement to the entering into by such Purchaser or holder of any waiver or amendment of any of the terms and provisions hereof, any Subsidiary Guaranty or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Purchaser or holder of Notes even if such Purchaser or holder did not consent to such waiver or amendment.

Monroe Capital Income Plus Corporation	Note Purchase Agreement

(c)        Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 or any Subsidiary Guaranty by a holder of a Note that has transferred or has agreed to transfer its Note to (i) the Company, (ii) any Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates, in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 17.3.       Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 or any Subsidiary Guaranty applies equally to all Purchasers or holders of Notes of the relevant Series and is binding upon them and upon each future Purchaser or holder of any Note of the relevant Series and upon the Company without regard to whether such Note of the relevant Series has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any Purchaser or any holder of a Note and no delay in exercising any rights hereunder or under any Note or Subsidiary Guaranty shall operate as a waiver of any rights of any Purchaser or any holder of such Note.

Section 17.4.       Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of all or the requisite percentage of the aggregate principal amount of the relevant Series of Notes or directly affected Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any Subsidiary Guaranty or the Notes of such Series, or have directed the taking of any action provided herein or in any Subsidiary Guaranty or the Notes of such Series to be taken upon the direction of the holders of all or a specified percentage of the aggregate principal amount of such Series of Notes or directly affected Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding except with relation to any amendment, waiver or consent pursuant to Section 17.1(a)(1), (2) or (3).

Section 18.               Notices.

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy to any Person who has provided its telecopy number in its notice instructions, if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt requested or priority or express mail with on-line tracking service available (postage prepaid), (c) by an internationally recognized overnight delivery service (charges prepaid) or (d) by e-mail, provided, that, in the case of this clause (d), upon written request of any holder to receive paper copies of such notices or communications, the Company will promptly deliver such paper copies to such holder. Any such notice must be sent:

Monroe Capital Income Plus Corporation	Note Purchase Agreement

(i)              if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Company in writing;

(ii)             if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing; or

(iii)            if to the Company, to the Company at 311 South Wacker Drive, Suite 6400 Chicago, Illinois 60606, Attention of Managing Director and Head of Fund Finance (E-mail dkook@monroecap.com) (Telephone No (646) 386-2420), or at such other address as the Company shall have specified to the holder of each Note in writing, in each case, with a copy (which shall not constitute notice) to: Dechert LLP, Three Bryant Park, 1095 Avenue of the Americas, New York, New York 10036, Attn: Jay Alicandri, Fax: (212) 698-3599, Email: jay.alicandri@dechert.com.

Notices under this Section 18 will be deemed given only when actually received. Notwithstanding anything to the contrary contained herein, any notice to be given by the Company (other than an officer’s certificate) may be delivered by an agent or sub-agent of the Company.

Section 19.               Reproduction of Documents.

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the applicable Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Monroe Capital Income Plus Corporation	Note Purchase Agreement

Section 20.               Confidential Information.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its affiliates (who are not Competitors or distressed debt or vulture funds) and its and their respective directors, officers, employees (legal and contractual), agents, attorneys, trustees and partners (collectively, the “Related Persons”) (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes) and such disclosure is made on a confidential basis, (ii) its auditors, financial advisors, investment advisors and other professional advisors, and in the case of any Purchaser or holder of any Note that is a Related Fund, to its investors and partners (who are Institutional Investors) and their Related Persons, in each case under this clause (ii), who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any Subsidiary Guaranty. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.

In the event that as a condition to receiving access to information relating to the Company or its subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through Intralinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

Monroe Capital Income Plus Corporation	Note Purchase Agreement

Section 21.               Substitution of Purchaser.

Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (other than a Competitor or a distressed debt or vulture fund (unless expressly consented to by the Company in writing at its sole discretion)) (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

Section 22.               Miscellaneous.

Section 22.1.       Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) permitted hereby, whether so expressed or not, except that, subject to Section 10.2, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 22.2.       Accounting Terms. (a) All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness” and any Incorporated Covenant), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

(b)        If the Company notifies the holders that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Required Holders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Company and the holders agree to enter into negotiations in good faith in order to amend such provisions of this Agreement so as to equitably reflect such change to comply with GAAP with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such change to comply with GAAP as if such change had not been made; provided, however, until such amendments to equitably reflect such changes are effective and agreed to by the Company and the Required Holders (or until such notice shall have been withdrawn), the Company’s compliance with such financial covenants shall be determined on the basis of GAAP as in effect and applied immediately before such change in GAAP becomes effective.

Monroe Capital Income Plus Corporation	Note Purchase Agreement

Section 22.3.       Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4.       Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument, law, statute, regulation, form or other document herein shall be construed as referring to such agreement, instrument, law, statute, rule, regulation, form or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 22.5.       Counterparts; Electronic Contracting. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. The parties agree to electronic contracting and signatures with respect to this Agreement.  Delivery of an electronic signature to, or a signed copy of, this Agreement by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes.  The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Company, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Monroe Capital Income Plus Corporation	Note Purchase Agreement

Section 22.6.       Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.7.       Jurisdiction and Process; Waiver of Jury Trial. (a) The Company and each Purchaser irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company and each Purchaser irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)        The Company and each Purchaser agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)        The Company and each Purchaser consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested or on-line tracking service available, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company and each Purchaser agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt or on-line confirmation of delivery furnished by the United States Postal Service or any reputable commercial delivery service.

Monroe Capital Income Plus Corporation	Note Purchase Agreement

(d)        Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e)        The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

*   *   *   *   *

Monroe Capital Income Plus Corporation	Note Purchase Agreement

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

Monroe Capital Income Plus Corporation

By:	/s/ Lewis W. Solimene, Jr.
Name: Lewis W. Solimene, Jr.
Title: Chief Financial Officer, Chief Investment Officer and Corporate Secretary

This Agreement is hereby accepted and agreed to as of the date hereof.

Somerset Reinsurance Ltd., As Reinsurer And Authorized Party, On Behalf of Prudential Universal Reinsurance Entity Company

By:	Sun Life Capital Management (U.S.) LLC, its Investment Adviser

By:	/s/ Art Baril
	Name:	Art Baril
	Title:	Senior Director

By:	/s/ Jeff Krunnfusz
	Name:	Jeff Krunnfusz
	Title:	Senior Director

Monroe Capital Income Plus Corporation

Note Purchase Agreement

This Agreement is hereby accepted and agreed to as of the date hereof.

Arch Insurance Company

By:	/s/ Diana Darrell
	Name:	Diana Darrell
	Title:	Director, Head of Corporate Credit
Arch Investment Management Ltd., on behalf of Arch Insurance Company, solely as investment manager and not in its individual capacity.

Arch Reinsurance Company

By:	/s/ Diana Darrell
	Name:	Diana Darrell
	Title:	Director, Head of Corporate Credit
Arch Investment Management Ltd., on behalf of Arch Reinsurance Company, solely as investment manager and not in its individual capacity.

Monroe Capital Income Plus Corporation

Note Purchase Agreement

Axis Speciality Insurance Company

By:	Sun Life Capital Management (U.S.) LLC, its Investment Adviser

By:	/s/ Art Baril
	Name:	Art Baril
	Title:	Senior Director

By:	/s/ Jeff Krunnfusz
	Name:	Jeff Krunnfusz
	Title:	Senior Director

Sun Life Assurance Company of Canada, Acting Through Its U.S. Branch

By:	/s/ Art Baril
	Name:	Art Baril
	Title:	Senior Director

By:	/s/ Jeff Krunnfusz
	Name:	Jeff Krunnfusz
	Title:	Senior Director

Monroe Capital Income Plus Corporation

Note Purchase Agreement

Sun Life Assurance Company of Canada, Acting Through Its Bermuda Branch

By:	/s/ Alec Svoboda
	Name:	Alec Svoboda
	Title:	Managing Director, Private Fixed Income

By:	/s/ Russell Goldenberg
	Name:	Russell Goldenberg
	Title:	Senior Director, Private Fixed Income

Monroe Capital Income Plus Corporation

Note Purchase Agreement

This Agreement is hereby accepted and agreed to as of the date hereof.

The Prudential Insurance Company of America
Pruco Life Insurance Company
Prudential Legacy Insurance Company of New Jersey

By:	PGIM, Inc., as investment manager

By:	/s/ Benajamin T. Tuffnell
	Name:	Benajamin T. Tuffnell
	Title:	Vice President

Monroe Capital Income Plus Corporation

Note Purchase Agreement

This Agreement is hereby accepted and agreed to as of the date hereof.

Southern Atlantic Re Inc.

By:	Aspida Life Re Limited, its investment manager
By:	Ares Insurance Solutions LLC, its investment manager
By:	Ares Alternative Credit Management LLC, its sub-advisor

By:	/s/ Thomas C. Griffin III
	Name:	Thomas C. Griffin III
	Title:	Authorized Signatory

Brighthouse Life Insurance Company

By:	Aspida Life Insurance Company, its investment manager
By:	Ares Insurance Solutions LLC, its sub-advisor
By:	Ares Alternative Credit Management LLC, its sub-advisor

By:	/s/ Thomas C. Griffin III
	Name:	Thomas C. Griffin III
	Title:	Authorized Signatory

Capitol Life Insurance Company

By:	Ares Insurance Solutions LLC, its investment manager
By:	Ares Alternative Credit Management LLC, its sub-advisor

By:	/s/ Thomas C. Griffin III
	Name:	Thomas C. Griffin III
	Title:	Authorized Signatory

Monroe Capital Income Plus Corporation

Note Purchase Agreement

This Agreement is hereby accepted and agreed to as of the date hereof.

Fidelity & Guaranty life Insurance Company

By:	Aspida Life Re Ltd., its investment manager
By:	Ares Insurance Solutions LLC, its sub-advisor
By:	Ares Alternative Credit Management LLC, its sub-advisor

By:	/s/ Thomas C. Griffin III
	Name:	Thomas C. Griffin III
	Title:	Authorized Signatory

Aspida Life Re Ltd.

By:	Ares Insurance Solutions LLC, its investment manager
By:	Ares Alternative Credit Management LLC, its sub-advisor

By:	/s/ Thomas C. Griffin III
	Name:	Thomas C. Griffin III
	Title:	Authorized Signatory

Aspida Life Insurance Company

By:	Ares Insurance Solutions LLC, its investment manager
By:	Ares Alternative Credit Management LLC, its sub-advisor

By:	/s/ Thomas C. Griffin III
	Name:	Thomas C. Griffin III
	Title:	Authorized Signatory

Monroe Capital Income Plus Corporation

Note Purchase Agreement

This Agreement is hereby accepted and agreed to as of the date hereof.

Connecticut General Life Insurance Company

By:	Cigna Investments, Inc. (authorized agent)

By:	/s/ Kevin Pattison
	Name:	Kevin Pattison
	Title:	Managing Director

Monroe Capital Income Plus Corporation

Note Purchase Agreement

This Agreement is hereby accepted and agreed to as of the date hereof.

Great American Insurance Company

By:	/s/ Stephen C. Beraha
	Name:	Stephen C. Beraha
	Title:	Assistant Vice President

Monroe Capital Income Plus Corporation

Note Purchase Agreement

This Agreement is hereby accepted and agreed to as of the date hereof.

Privilege Underwriters Reciprocal Exchange

By:	/s/ Taylor Pine
	Name:	Taylor Pine
	Title:	Principal - Director of Operations

Monroe Capital Income Plus Corporation

Note Purchase Agreement

This Agreement is hereby accepted and agreed to as of the date hereof.

Southern Atlantic Re Inc.

By:	Group One Thousand One Advisory Services, LLC as Attorney-In-Fact for the Benefit of Southern Atlantic Re Inc.

By:	/s/ Yoav Magen
	Name:	Yoav Magen
	Title:	Chief Investment Officer, Group One Thousand One Advisory Services, LLC

Jazz Reinsurance Company

By:	Group One Thousand One Advisory Services, LLC as Attorney-In-Fact for the Benefit of Jazz Reinsurance Company

By:	/s/ Yoav Magen
	Name:	Yoav Magen
	Title:	Chief Investment Officer, Group One Thousand One Advisory Services, LLC

Haymarket Insurance Company

By:	Group One Thousand One Advisory Services, LLC as Attorney-In-Fact for the Benefit of Haymarket Insurance Company

By:	/s/ Yoav Magen
	Name:	Yoav Magen
	Title:	Chief Investment Officer, Group One Thousand One Advisory Services, LLC

Monroe Capital Income Plus Corporation

Note Purchase Agreement

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Additional Covenant” is defined in Section 9.11.

“Affiliate” means, at any time, and with respect to a specified Person at any time, another Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company. Anything herein to the contrary notwithstanding, the term “Affiliate” shall not include any Person that constitutes a Portfolio Investment held by any Obligor, Immaterial Subsidiary or Financing Subsidiary or any of its or their subsidiaries in the ordinary course of business.

“Affiliate Agreements” means, together, (a) the Investment Advisory Agreement, dated as of December 5, 2018, by and between the Company and the Investment Advisor, (b) the Administration Agreement, dated as of December 5, 2018, by and between the Company and Monroe Capital Management Advisors, LLC, a Delaware limited liability company (c) the Expense Agreement, dated as of July 27, 2018, by and between the Company and Monroe Capital Management Advisors, LLC, a Delaware limited liability company and (d) the Trademark License Agreement, dated as of December 5, 2018, by and between the Company and Monroe Capital, LLC, a Delaware limited liability company.

“Affiliate Investment” means any Investment in a Person in which the Company or any of its Subsidiaries owns or controls more than 25% of the Equity Interests.

“Affiliated Holder” is defined in the definition of “Required Holders”.

“Agreement” means this Note Purchase Agreement, including all Schedules and Exhibits attached to this Agreement, as may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Asset Coverage Ratio” means the ratio, determined on a consolidated basis, of (a) the value of total assets of the Company and its subsidiaries, less all liabilities and indebtedness not represented by Senior Securities, to (b) the aggregate amount of Senior Securities representing indebtedness (including the Notes) in each case, of the Company and its subsidiaries (all as determined pursuant to the Investment Company Act in effect on the Effective Date and any orders or the SEC issued to the Company thereunder). The calculation of the Asset Coverage Ratio shall be made in accordance with any exemptive order issued by the SEC under Section 6(c) of the Investment Company Act relating to the exclusion of any Indebtedness of any SBIC Subsidiary from the definition of Senior Securities only so long as (a) such order is in effect, (b) no obligations have become due and owing pursuant to the terms of any Permitted SBIC Guarantee (as defined in the Bank Credit Agreement as in effect on the Effective Date) and (c) such Indebtedness is owed to the SBA.

“Assignee” is defined in Section 13.2(a).

“Assigning Party” is defined in Section 13.2(a).

“Bank Credit Agreement” means that certain Senior Secured Credit Agreement, dated as of October 20, 2023, by and among the Company, as the borrower, and certain banks and other financial institutions party thereto from time to time as lenders and ING Capital LLC, as administrative agent, or any similar type of financing arrangement of any successor to the Company, in each case, as the same may be amended, restated, amended and restated, supplemented, refinanced, substituted, replaced or otherwise modified from time to time.

“Below Investment Grade Adjusted Interest Rate” is defined in Section 1.2(e).

“Below Investment Grade Event” is defined in Section 1.2(g).

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of comprehensive sanctions that have been imposed under U.S. Economic Sanctions Laws, (c) a Canada Blocked Person or (d) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a), (b) or (c).

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required by law or authorized to be closed.

“Canada Blocked Person” means (i) a “terrorist group” as defined for the purposes of Part II.1 of the Criminal Code (Canada), as amended or (ii) a Person identified in or pursuant to (w) Part II.1 of the Criminal Code (Canada), as amended or (x) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, as amended or (y) the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law), as amended or (z) regulations or orders promulgated pursuant to the Special Economic Measures Act (Canada), as amended, the United Nations Act (Canada), as amended, or the Freezing Assets of Corrupt Foreign Officials Act (Canada), as amended, in any case pursuant to this clause (ii) as a Person in respect of whose property or benefit a holder of Notes would be prohibited from entering into or facilitating a related financial transaction.

“Canadian Economic Sanctions Laws” means those laws, including enabling legislation, orders-in-council or other regulations administered and enforced by Canada or a political subdivision of Canada pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including Part II.1 of the Criminal Code (Canada), as amended, the Special Economic Measures Act (Canada), as amended, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, as amended, the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law), as amended, the United Nations Act (Canada), as amended, the Export and Import Permits Act (Canada), as amended, and the Freezing Assets of Corrupt Foreign Officials Act (Canada), as amended, and including all regulations promulgated under any of the foregoing, or any other similar sanctions program or action.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. It is understood and agreed that, for purposes of this Agreement, the determination of whether a lease is required to be accounted for as a capital lease on the balance sheet of any Person shall be made by reference to GAAP as in effect on December 31, 2018 and any change in GAAP after December 31, 2018 that results in any lease which is, or would be, classified as an operating lease under GAAP as it exists on December 31, 2018 being classified as a capital lease under revised GAAP shall be ignored for purposes of all financial covenants, basket amounts and ratios contained herein.

“Cash” means any immediately available funds in Dollars or in any currency other than Dollars which is a freely convertible currency.

“Cash Equivalents” means investments (other than Cash) that are one (1) or more of the following obligations:

(a)              Short-Term U.S. Government Securities;

(b)              investments in commercial paper, maturing within one hundred eighty (180) days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;

(c)              investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof (i) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof, Canada or any province thereof or under the laws of the jurisdiction or any constituent jurisdiction thereof of any Agreed Foreign Currency (as defined in the Bank Credit Agreement as in effect on the Effective Date), provided that such certificates of deposit, banker’s acceptances and time deposits are held in a securities account (as defined in the Uniform Commercial Code) through which the Collateral Agent can perfect a security interest therein and, and (ii) having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;

(d)              fully collateralized repurchase agreements with a term of not more than thirty (30) days from the date of acquisition thereof for U.S. Government Securities and entered into with (i) a financial institution satisfying the criteria described in clause (c) of this definition or (ii) an Approved Dealer (as defined in the Bank Credit Agreement as in effect on the Effective Date) having (or being a member of a consolidated group having) at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;

(e)              certificates of deposit or bankers’ acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $1,000,000,000; and

(f)              investments in money market funds and mutual funds which invest substantially all of their assets in Cash or assets of the types described in clauses (a) through (e) above;

provided, that (i) in no event shall Cash Equivalents include any obligation that provides for the payment of interest alone (for example, interest-only securities or “IOs”); (ii) if any of Moody’s or S&P changes its rating system, then any ratings included in this definition shall be deemed to be an equivalent rating in a successor rating category of Moody’s or S&P, as the case may be; (iii) Cash Equivalents (other than U.S. Government Securities, certificates of deposit or repurchase agreements) shall not include any such investment representing more than 25% of total assets of the Obligors in any single issuer; and (iv) in no event shall Cash Equivalents include any obligation that is not denominated in Dollars.

“Clean-Up Period Start Date” is defined in Section 8.6.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the first paragraph of this Agreement.

“Competitor” means (a) any entity that has elected to be regulated as a “business development company” under the Investment Company Act; (b) any Person who is not an Affiliate of the Company or any of its subsidiaries and who engages, as its primary business, in (i) the same or similar business as a material business of the Company or any of its subsidiaries or (ii) the business of providing or buying loans in the middle market and such Person is not a bank or an insurance company; or (c) any Affiliate of any of the foregoing entities described in clauses (a) or (b) (other than an Affiliate that (i) has not elected to be regulated as a “business development company” under the Investment Company Act, (ii) does not engage, as its primary business, in the business of providing loans in the middle market, (iii) has established procedures which will prevent confidential information supplied to such Affiliate from being transmitted or otherwise made available to such affiliated entities described in clauses (a) or (b), and (iv) is managed by Persons other than Persons who manage such affiliated entities described in clauses (a) or (b)); provided that:

(i)              the provision of investment advisory services by a Person to a Plan which is owned or controlled by a Person which would otherwise be a Competitor shall not in any event cause the Person providing such services to be deemed to be a Competitor, provided that such Person providing such services has established and maintains procedures which will prevent Confidential Information supplied to such Person from being transmitted or otherwise made available to such Plan;

(ii)             in no event shall an Institutional Investor be deemed a Competitor if such Institutional Investor is a Pension Plan sponsored by a Person which would otherwise be a Competitor but which is a regular investor in privately placed Securities and such Pension Plan has established and maintains procedures which will prevent Confidential Information supplied to such Pension Plan by the Company from being transmitted or otherwise made available to such plan sponsor; and

(iii)            in any event that any Private Placement Agent that would otherwise be deemed to be a Competitor pursuant to the foregoing provisions of this definition, such Private Placement Agent shall not be deemed to be a Competitor if such Private Placement Agent holds the Notes only in connection with its role as an intermediary in the prompt and expeditious sale in accordance with customary financial market conditions of the Note or Notes owned by one Institutional Investor who is not a Competitor to another purchasing Institutional Investor who is not a Competitor and such Private Placement Agent has established procedures which will prevent confidential information supplied to either the selling or buying Institutional Investor by the Company from being transmitted or otherwise made available to such Private Placement Agent or any of its Affiliates in any capacity other than as the agent and intermediary in connection with such sale of any such Note or Notes; and

(iv)            in no event shall an initial Purchaser acquiring any Notes at a Closing be deemed a Competitor.

“Concurrent Transactions” means, with respect to any proposed action or transaction hereunder, (a) any acquisition or sale of Portfolio Investments or other property or assets, (b) any payment of outstanding loans, cash collateralization of letters of credit as contemplated by the Bank Credit Agreement, or payment of other Indebtedness that is included in the Covered Debt Amount (as defined in the Bank Credit Agreement as in effect on the Effective Date), (c) any return of capital or other distribution or receipt of cash from any Investment, (d) any incurrence of Indebtedness and the use of proceeds thereof, (e) any sale of Equity Interests by the Company, and (f) any pro forma adjustments related to any of the actions or transactions described in the foregoing clauses (a) through (e), in each case, that occurs substantially simultaneously with such proposed action or transaction.

“Confidential Information” is defined in Section 20.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing; provided, however, “Control” shall not include “negative” control or “blocking” rights whereby action cannot be taken without the vote or consent of any Person.

“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.

“Controlled Foreign Corporation” means any Subsidiary which is (i) a “controlled foreign corporation” (within the meaning of Section 957 of the Code), (ii) a subsidiary substantially all the assets of which consist of debt or equity in Subsidiaries described in clause (i) of this definition, or (iii) an entity treated as disregarded for U.S. federal income tax purposes that owns more than 65% of the voting stock of a Subsidiary described in clause (i) or (ii) of this definition.

“Credit Default Swap” means any credit default swap entered into as a means to (i) invest in bonds, notes, loans, debentures or securities on a leveraged basis or (ii) hedge the default risk of bonds, notes, loans, debentures or securities.

“Cure Right” is defined in Section 10.7(c).

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, unless cured or waived, become an Event of Default.

“Default Rate” means that rate of interest per annum that is 2.00% above the rate of interest then in effect on the applicable Notes.

“Disclosure Documents” is defined in Section 5.3.

“Dollars” or “$” refers to lawful money of the United States of America.

“Economic Sanctions Laws” means U.S. Economic Sanctions Laws or Canadian Economic Sanctions Laws.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.

“Effective Date” means the date of this Agreement.

“Environmental Laws” means any applicable federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, or settlement or consent agreements relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest. As used in this Agreement, “Equity Interests” shall not include convertible debt unless and until such debt has been converted to capital stock.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414(b) or (c) of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder from time to time in effect.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Financial Covenant Default” means an Event of Default under Section 11(c) for failure to comply with Section 10.7(a) or Section 10.7(b).

“Financing Subsidiary” means (a) any Structured Subsidiary or (b) any SBIC Subsidiary.

“First Closing” is defined in Section 3.

“Fitch” means Fitch Ratings, Inc. or any successor thereto.

“Foreign Subsidiary” means any Subsidiary of the Company that is a Controlled Foreign Corporation or a Subsidiary of a Controlled Foreign Corporation.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means (a) generally accepted accounting principles as in effect from time to time in the United States of America and (b) for purposes of Section 9.6, with respect to any Subsidiary, generally accepted accounting principles (including International Financial Reporting Standards, as applicable) as in effect from time to time in the jurisdiction of organization of such Subsidiary.

“Governmental Authority” means

(a)           the government of

(i)              the United States of America or any state or other political subdivision thereof, or

(ii)             any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)           any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary indemnification agreements entered into in the ordinary course of business in connection with obligations that do not constitute Indebtedness. The amount of any Guarantee at any time shall be deemed to be an amount equal to the maximum stated or determinable amount of the primary obligation in respect of which such Guarantee is incurred, unless the terms of such Guarantee expressly provide that the maximum amount for which such Person may be liable thereunder is a lesser amount (in which case the amount of such Guarantee shall be deemed to be an amount equal to such lesser amount).

“Hazardous Materials” means any and all pollutants, contaminants, or toxic or hazardous wastes, substances or which are regulated by Environmental Law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, or petroleum products.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange protection agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement entered into in the ordinary course of business and not for speculative purposes. For the avoidance of doubt, in no event shall a Hedging Agreement include a total return swap.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12 and 18 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“Immaterial Subsidiaries” means those Subsidiaries of the Company that are “designated” as Immaterial Subsidiaries by the Company from time to time (it being understood that the Company may at any time change any such designation); provided that such designated Immaterial Subsidiaries shall collectively meet all of the following criteria as of the date of the most recent balance sheet required to be delivered pursuant to Section 7.1: (a) such Subsidiaries and their Subsidiaries do not hold any Eligible Portfolio Investment (as defined in the Bank Credit Agreement), (b) the aggregate assets of such Subsidiaries and their Subsidiaries (on a consolidated basis) as of such date do not exceed an amount equal to 3% of the consolidated assets of the Company and its subsidiaries as of such date; and (c) the aggregate revenues of such Subsidiaries and their Subsidiaries (on a consolidated basis) for the fiscal quarter ending on such date do not exceed an amount equal to 3% of the consolidated revenues of the Company and its subsidiaries for such period; provided further that in no event shall an Obligor be an Immaterial Subsidiary.

“Incorporated Covenant” is defined in Section 9.11.

“Indebtedness” of any Person means, without duplication,

(a)     (i)   all obligations of such Person for borrowed money or with respect to deposits, loans or advances of any kind,

(b)           all obligations of such Person evidenced by bonds, debentures, notes or similar debt instruments,

(c)            all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person,

(d)            all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable and accrued expenses in the ordinary course of business not past due for more than 90 days after the date on which such trade account payable was due),

(e)            all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (with the value of such debt being the lower of the outstanding amount of such debt and the fair market value of the property subject to such Lien),

(f)            all Guarantees by such Person of Indebtedness of others,

(g)            all Capital Lease Obligations of such Person,

(h)            all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty,

(i)             the net amount such Person would be obligated for under any Hedging Agreement if such Hedging Agreement was terminated at the time of determination,

(j)             all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and

(k)            all obligations, contingent or otherwise, with respect to Disqualified Equity Interests (as defined in the Bank Credit Agreement as in effect on the Effective Date).

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor (or such Person is not otherwise liable for such Indebtedness). Notwithstanding the foregoing “Indebtedness” shall not include (x) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or Investment to satisfy unperformed obligations of the seller of such asset or Investment, (y) a commitment arising in the ordinary course of business to make a future Portfolio Investment or fund the delayed draw or unfunded portion of any existing Portfolio Investment or (z) indebtedness of an Obligor on account of the sale by such Obligor of the first out tranche of any First Lien Bank Loan that arises solely as an accounting matter under ASC 860, provided that such indebtedness (i) is non-recourse to such Obligor and its Subsidiaries and (ii) would not represent a claim against such Obligor or any of its Subsidiaries in a bankruptcy, insolvency or liquidation proceeding of such Obligor or its Subsidiaries, in each case in excess of the amount sold or purportedly sold.

“INHAM Exemption” is defined in Section 6.2(e).

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its Affiliates) more than 10% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any Pension Plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Investment” means, for any Person: (a) Equity Interests, bonds, notes, debentures or other securities of any other Person or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c) Hedging Agreements, Credit Default Swaps and total return swaps.

“Investment Advisor” means (a) Monroe Capital BDC Advisors, LLC, a Delaware limited liability company, (b) any Affiliate of Monroe Capital BDC Advisors, LLC, that is organized under the laws of a jurisdiction located in the United States of America and in the business of managing or advising clients or (c) another investment advisor reasonably satisfactory to the Required Holders.

“Investment Company Act” means the Investment Company Act of 1940.

“Investment Grade” means a rating of at least “BBB-” (or its equivalent) or higher by a Rating Agency without giving effect to any credit watch.

“Investment Policies” means, with respect to the Company, the written investment objectives, policies, restrictions and limitations as the same may be changed, altered, expanded, amended, modified, terminated or restated from time to time.

“Key Person Event” means any two of Theodore Koenig, Michael Egan, Jeremy VanDerMeid, Thomas Aronson and Lewis W. Solimene, Jr. fail to provide active and material participation in the Investment Advisor’s daily activities including, but not limited to, general management, underwriting and credit approval process, and credit monitoring activities and such persons are not replaced with any other person or persons reasonably acceptable to the Required Holders within thirty (30) days of such person’s death, disability resignation or termination for cause by the board of directors of the Company.

“Kroll” means Kroll Bond Rating Agency, Inc., or if applicable, its successor.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, except in favor of the issuer thereof (and, in the case of Portfolio Investments that are equity securities, excluding customary drag-along, tag-along, right of first refusal and other similar rights in favor of other equity holders of the same issuer). For the avoidance of doubt, in the case of Investments that are loans or other debt obligations, customary restrictions on assignments or transfers thereof on customary and market based terms pursuant to the underlying documentation relating to such Investment shall not be deemed to be a “Lien”.

“Loan Documents” is as defined in the Bank Credit Agreement.

“Make-Whole Amount” is defined in Section 8.6.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, or properties of the Company and its subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, Portfolio Investments of the Obligors (taken as a whole) and other assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Company and its subsidiaries (other than the Financing Subsidiaries) taken as a whole or (b) the validity or enforceability of this Agreement, the Notes or any Subsidiary Guaranty or the ability of the Obligors to perform their respective obligations thereunder.

“Material Credit Facility” means, as to the Company and its Subsidiaries,

(a)            the Bank Credit Agreement; and

(b)            the that certain note purchase agreement dated November 15, 2023 among the Company and the purchasers named therein, as the same may be amended, restated, amended and restated, supplemented, refinanced, substituted, replaced or otherwise modified from time to time; and

(c)            any other agreement(s) (for the avoidance of doubt, other than this Agreement) creating or evidencing indebtedness for borrowed money in respect of which the Company or any Subsidiary (other than a Foreign Subsidiary) is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $15,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency) and if no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility shall be deemed to be a Material Credit Facility.

“Material Indebtedness” means Indebtedness (other than the Notes), of any one or more of the Company and its Subsidiaries in an aggregate outstanding principal amount exceeding $15,000,000.

“Maturity Date” is defined in the first paragraph of each Note.

“MFL Cure Right Provision” means any provision (regardless of whether such provision is labeled or otherwise characterized as a covenant, a definition or a default) that allows the Company or any subsidiary to “cure” or otherwise remedy a default under a financial covenant that is the same as one of the financial covenants set forth in Section 10.7 (and have the same related definitions) prior to such default becoming an actionable event of default.

“MFL Financial Covenant” means any financial maintenance covenant (regardless of whether such provision is labeled or otherwise characterized as a covenant, a definition or a default) that requires the Company or any other Obligor to (i) maintain any level of financial performance (including any specified level of net worth, total assets, cash flows or net income, however expressed), (ii) maintain any relationship of any component of its capital structure to any other component thereof (including the relationship of indebtedness, senior indebtedness or subordinated indebtedness to total capitalization or to net worth, however expressed), (iii) maintain any measure of its ability to service its indebtedness (including exceeding any specified ratio of revenues, cash flow or income to interest expense, rental expense, capital expenditures and/or scheduled payments of indebtedness, however expressed) or (iv) not exceed at all times or at the end of any quarterly period any maximum level of indebtedness, however expressed; provided, however, that, for the avoidance of doubt, no borrowing base requirement or covenants, however expressed, shall constitute an MFL Financial Covenant.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Most Favored Lender Notice” means a written notice from the Company to each of the holders of the Notes delivered promptly, and in any event within ten (10) Business Days after the inclusion of any Additional Covenant in a Specified Credit Facility (including by way of amendment or other modification of any existing provision thereof), pursuant to Section 9.11 by a Senior Financial Officer in reasonable detail, including reference to Section 9.11, a verbatim statement of such Additional Covenant (including any defined terms used therein).

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA) in respect of which the Company or any ERISA Affiliate makes any contributions.

“NAIC” means the National Association of Insurance Commissioners.

“Nationally Recognized Statistical Rating Organization” or “NRSRO” means a rating organization designated from time to time by the SEC as being nationally recognized whose status has been confirmed by the SVO, other than Egan Jones Rating Company and its successors.

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Notes” is defined in Section 1.1.

“Obligors” means, collectively, the Company and the Subsidiary Guarantors.

“Obligors’ Net Worth” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of stockholders’ equity for the Company and its subsidiaries at such date.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs can be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any Plan that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Permitted Liens” means:

(a)            Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(b)            Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business, provided that such Liens (i) attach only to the securities (or proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing;

(c)            Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmens’, storage, landlord, and repairmen’s Liens and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(d)            Liens incurred or pledges or deposits made to secure obligations incurred in the ordinary course of business under workers’ compensation laws, unemployment insurance or other similar social security legislation (other than in respect of employee benefit plans subject to ERISA) or to secure public or statutory obligations;

(e)            Liens securing the performance of, or payment in respect of, bids, insurance premiums, deductibles or co-insured amounts, tenders, government or utility contracts (other than for the repayment of borrowed money), surety, stay, customs and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business;

(f)            Liens arising out of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default under Section 11(j);

(g)            customary rights of setoff and liens upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and financial assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business, in the case of each of clauses (i) through (iii) above, securing payment of fees, indemnities, charges for returning items and other similar obligations;

(h)            Liens arising solely from precautionary filings of financing statements under the Uniform Commercial Code of the applicable jurisdictions in respect of operating leases entered into by the Company or any of its subsidiaries in the ordinary course of business or in respect of assets sold or otherwise disposed of to a non-Obligor in a transaction permitted by this Agreement;

(i)             zoning restrictions, easements, licenses, or other restrictions on the use of any real estate (including leasehold title), in each case which do not interfere with or affect in any material respect the ordinary course conduct of the business of the Company and its Subsidiaries;

(j)            deposits of money securing leases to which the Company is a party as lessee made in the ordinary course of business; and

(k)            Eligible Liens (as defined in the Bank Credit Agreement as in effect on the Effective Date).

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or governmental authority.

“Placement Agents” means Goldman Sachs & Co. LLC and BNP Paribas Securities Corp..

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title IV of ERISA (other than a Multiemployer Plan) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate has any liability.

“Portfolio Investment” means any Investment held by the Company and its subsidiaries in their asset portfolio (and, for the avoidance of doubt, shall not include any Subsidiary of the Company).

“Prepayment Settlement Amount” is defined in Section 8.6.

“Presentation” is defined in Section 5.3.

“Private Placement Agent” means any company organized as a “broker” or “dealer” (as each such term is defined in Section 3(a) (4) and (5), respectively, of the Exchange Act) of recognized national standing regularly engaged as an intermediary in the placement or sale to and among Institutional Investors of Indebtedness Securities exempt from registration under the Securities Act.

“Private Rating Letter” means a letter issued by a Rating Agency in connection with any private debt rating for the applicable Series of Notes, which (a) sets forth the Rating for such Series of Notes, (b) refers to the Private Placement Number issued by the PPN CUSIP Unit of CUSIP Global Services in respect of such Series of Notes, (c) addresses the likelihood of payment of both principal and interest on such Series of Notes (which requirement shall be deemed satisfied if either (x) such letter includes confirmation that the rating reflects the Rating Agency’s assessment of the Company’s ability to make timely payment of principal and interest on such Series of Notes or a similar statement or (y) such letter is silent as to the Rating Agency’s assessment of the likelihood of payment of both principal and interest and does not include any indication to the contrary), (d) includes such other information describing the relevant terms of such Series of Notes as may be required from time to time by the SVO or any other governmental authority having jurisdiction over any holder of such Series of Notes and (e) shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the letter from being shared with the SVO or any other governmental authority having jurisdiction over any holder of such Series of Notes.

“Private Rating Rationale Report” means, with respect to any Private Rating Letter, a report issued by the applicable Rating Agency in connection with such Private Rating Letter setting forth an analytical review of the applicable Series of Notes explaining the transaction structure, methodology relied upon, and, as appropriate, analysis of the credit, legal, and operational risks and mitigants supporting the assigned private Rating for such Series of Notes, in each case, on the letterhead of the Rating Agency or posted on its controlled website and generally consistent with the work product that a Rating Agency would produce for a similar publicly rated security and otherwise in form and substance generally required by the SVO or any other governmental authority having jurisdiction over any holder of such Series of Notes from time to time.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2) and any Substitute Purchaser (so long as any such substitution complies with Section 21), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 or as the result of a substitution pursuant to Section 21 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.

“QPAM Exemption” is defined in Section 6.2(d).

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Rating” means a debt rating of a Series of Notes, which rating shall specifically describe such Series of Notes, including their interest rate, maturity and Private Placement Number.

“Rating Agency” means (a) any one of, so long as it remains an NRSRO, S&P, Moody’s, Fitch or Kroll and (b) an NRSRO.

“Reinvestment Agreement” means a guaranteed reinvestment agreement from a bank, insurance company or other corporation or entity, in each case, at the date of such acquisition having a credit rating of at least A-1 from S&P and at least P-1 from Moody’s; provided that such agreement provides that it is terminable by the purchaser, without penalty, if the rating assigned to such agreement by either S&P or Moody’s is at any time lower than such ratings.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means, at any time:

(a)            after the First Closing and before the Second Closing, (i) the holders of greater than 50.00% in principal amount of the Notes, at the time outstanding (exclusive of Notes then owned by the Company, any of its Affiliates, or any entity whose investments or investment related decisions are managed by the Company or any its Affiliates (collectively, the “Affiliated Holders”)) and (ii) the Purchasers of the Notes scheduled to be issued at the Second Closing, and

(b)            on or after the Second Closing, the holders of greater than 50.00% in principal amount of the Notes, at the time outstanding (exclusive of Notes then owned by the Affiliated Holders).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Company or any other Obligor, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Company or any of its Subsidiaries or any option, warrant or other right to acquire any such shares of capital stock of the Company or any of its Subsidiaries, provided, for the avoidance of doubt, neither the conversion or settlement of convertible debt into capital stock nor the purchase, redemption, retirement, acquisition, cancellation or termination of convertible debt made solely with capital stock shall be a Restricted Payment hereunder.

“RIC” means a person qualifying for treatment as a “regulated investment company” under the Code.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., a New York corporation, or any successor thereto.

“SBA” means the United States Small Business Administration or any Governmental Authority succeeding to any or all of the functions thereof.

“SBIC Subsidiary” means any Subsidiary of the Company (or such Subsidiary’s general partner or manager entity) that is (x) a “small business investment company” licensed by the SBA (or that has applied for such a license and is actively pursuing the granting thereof by appropriate proceedings promptly instituted and diligently conducted) under the Small Business Investment Act of 1958, and (y) designated in writing by the Company (as provided below) as an SBIC Subsidiary, so long as:

(a)            other than pursuant to a Permitted SBIC Guarantee (as defined in the Bank Credit Agreement as in effect on the Effective Date) or the requirement by the SBA that the Company make an equity or capital contribution to the SBIC Subsidiary in connection with its incurrence of SBA Indebtedness (provided that such contribution is permitted by Section 6.03(e) or Section 6.03(f) of the Bank Credit Agreement as in effect on the Effective Date and is made substantially contemporaneously with such incurrence), no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Person (i) is Guaranteed by the Company or any of its Subsidiaries (other than any SBIC Subsidiary), (ii) is recourse to or obligates the Company or any of its Subsidiaries (other than any SBIC Subsidiary) in any way, or (iii) subjects any property of the Company or any of its Subsidiaries (other than any SBIC Subsidiary) to the satisfaction thereof;

(b)            other than pursuant to a Permitted SBIC Guarantee (as defined in the Bank Credit Agreement as in effect on the Effective Date), neither the Company nor any of its Subsidiaries has any material contract, agreement, arrangement or understanding with such Person other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company or such Subsidiary;

(c)            neither the Company nor any of its Subsidiaries (other than any SBIC Subsidiary) has any obligation to such Person to maintain or preserve its financial condition or cause it to achieve certain levels of operating results; and

(b)            such Person has not Guaranteed or become a co-borrower under, and has not granted a security interest in any of its properties to secure, and the Equity Interests it has issued are not pledged to secure, in each case, any Indebtedness, liabilities or obligations of any one or more of the Obligors.

Any designation by the Company under clause (y) above shall be effected pursuant to a certificate of a Senior Financial Officer delivered to the holders of the Notes, which certificate shall include a statement to the effect that, to the best of such Senior Financial Officer’s knowledge, such designation complied with the foregoing conditions.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Second Closing” is defined in Section 3.

“Section 8.8 Proposed Prepayment Date” is defined in Section 8.8(b).

“Secured Debt Ratio” means the ratio, determined on a consolidated basis, without duplication, in accordance with GAAP, of (a) all Indebtedness for borrowed money of the Company and its consolidated subsidiaries (which for the avoidance of doubt shall, in the determination of the Secured Debt Ratio, include Structured Subsidiaries of the Company (other than an SBIC Subsidiary)) that is secured by a Lien on the assets of the Company or a consolidated subsidiary of the Company, to (b) the value of the total assets of the Company and its consolidated subsidiaries (which for the avoidance of doubt shall, in the determination of the Secured Debt Ratio, include Structured Subsidiaries of the Company (other than an SBIC Subsidiary)) plus, without duplication, the amount of cash the Company is projected to receive from selling assets within the succeeding sixty (60) days; provided that the Company has entered into a definitive agreement in respect of such asset sale, which agreement provides for Company’s receipt of not less than the amount of such projected cash upon the closing of the relevant transaction within such sixty (60) day period.

“Secured Debt Ratio Adjusted Interest Rate” is defined in Section 1.2(f).

“Secured Debt Ratio Event” is defined in Section 1.2(h).

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.

“Security Documents” is as defined in the Bank Credit Agreement.

“Senior Financial Officer” means the president, chief executive officer, chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Senior Securities” means senior securities (as such term is defined and determined pursuant to the Investment Company Act and any orders of the SEC issued to the Company thereunder).

“Series” means any series of Notes issued pursuant to this Agreement.

“Series C Notes” is defined in Section 1.1.

“Series D Notes” is defined in Section 1.1.

“Short-Term U.S. Government Securities” means U.S. Government Securities maturing within three (3) months of the applicable date of determination.

“Source” is defined in Section 6.2.

“Specified Credit Facility” means any Material Credit Facility entered into after the Effective Date that is unsecured and in respect of which the Company is a borrower or guarantor.

“Specified Default” means any Default that the Company has knowledge is a violation of this Agreement.

“Standard Securitization Undertakings” means, collectively, (a) customary arms-length servicing obligations (together with any related performance guarantees), (b) obligations (together with any related performance guarantees) to refund the purchase price or grant purchase price credits for breach of representations and warranties referred to in clause (c), and (c) representations, warranties, covenants and indemnities (together with any related performance guarantees) of a type that are reasonably customary in commercial loan securitizations (in each case in clauses (a), (b) and (c) excluding obligations related to the collectability of the assets sold or the creditworthiness of the underlying obligors and excluding obligations that constitute credit recourse).

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Structured Subsidiary” means a direct or indirect Subsidiary of the Company to which any Obligor sells, conveys or otherwise transfers (whether directly or indirectly) Portfolio Investments, which is formed in connection with, and which continues to exist for the sole purpose of, such Subsidiary obtaining and maintaining third-party financing from unaffiliated third parties, and which engages in no material activities other than in connection with the purchase and financing of such assets from the Obligors or any other Person and other activities that are incidental to the foregoing, and which is designated by the Company (as provided below) as a Structured Subsidiary; and, so long as:

(a)            no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Subsidiary (i) is Guaranteed by any Obligor (other than Guarantees in respect of Standard Securitization Undertakings), (ii) is recourse to or obligates any Obligor in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property of any Obligor, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or any Guarantee thereof;

(b)            no Obligor has any material contract, agreement, arrangement or understanding with such Subsidiary other than on terms no less favorable to such Obligor than those that might be obtained at the time from Persons that are not Affiliates of any Obligor, other than Standard Securitization Undertakings and other than fees payable in the ordinary course of business in connection with servicing loan assets;

(c)            no Obligor has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results;

(d)            definitive documentation relating to a third party financing provided to such Subsidiary by an unaffiliated third party (1) remains in full force and effect at all times and (2) does not permit such Subsidiary to become an Obligor hereunder;

(e)            [reserved];

(f)             in the good faith judgment of the Company, such Structured Subsidiary reasonably expects to utilize, in the ordinary course of business, its assets to obtain or maintain a secured financing from an unaffiliated third party.

Any such designation by the Company after the Effective Date shall be effected pursuant to a certificate of a Senior Financial Officer delivered to the holders of the Notes, which certificate shall include a statement to the effect that, to the best of such Senior Financial Officer’s knowledge, such designation complied with the foregoing conditions. As of the Effective Date, Monroe Capital Income Plus ABS Funding LLC, Monroe Capital Income Plus ABS Funding II, LLC, MC Income Plus Financing SPV LLC, and MC Income Plus Financing SPV II LLC are Structured Subsidiaries so long as they continue to comply with the foregoing conditions. Each Subsidiary of a Structured Subsidiary shall be deemed to be a Structured Subsidiary and shall comply with the foregoing requirements of this definition.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one (1) or more subsidiaries of the parent or by the parent and one (1) or more subsidiaries of the parent. Anything herein to the contrary notwithstanding, the term “Subsidiary” shall include any Subsidiary Guarantor but shall not include any Structured Subsidiary or Person that constitutes a Portfolio Investment held by any Obligor in the ordinary course of business and that is not, under GAAP (as in effect on the Effective Date), consolidated on the financial statements of the Company and its Subsidiaries. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Subsidiary Guarantor” means each Subsidiary that has executed and delivered a Subsidiary Guaranty or a joinder thereto.

“Subsidiary Guaranty” is defined in Section 9.7(a).

“Substitute Purchaser” is defined in Section 21.

“SVO” means the Securities Valuation Office of the NAIC.

“Tender Offer” means any cash tender offer by the Company for its shares of common stock, including any tender offer that may be proposed to be commenced in connection with the initial listing of the Company’s common Equity Interests.

“Transparent Subsidiary” means any Subsidiary of the Company designated in writing by the Company as a Transparent Subsidiary, so long as such Subsidiary is directly or indirectly owned by an Obligor and has no material assets other than Equity Interests (held directly or indirectly through other Transparent Subsidiaries) in one or more Controlled Foreign Corporations.

“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the Equity Interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.